UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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South Jersey Industries, Inc.
(Name of Registrant as Specified In Its Charter)

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2020 Notice of
Annual Meeting of Shareholders
and Proxy Statement

SJI

CORE STRENGTH. STRONG GROWTH.

Customer Composition

701,080
Utility Customer Count
1.4%
Customer Base Growth in 2019

0.1%
Industrial
7.1%
Commercial
92.8%
Residential

Corporate Governance and Board Diversity

SJI is governed by a Board of Directors, all of whom with the exception of one member, are not SJI employees. The board includes Michael J. Renna (SJI President and CEO), Walter M. Higgins III (Chairman), Sarah M. Barpoulis, Thomas A. Bracken, Keith S. Campbell, Victor A. Fortkiewicz, Sheila Hartnett-Devlin, G. Edison Holland, Sunita Holzer, Kevin O'Dowd, Joseph M. Rigby and Frank L. Sims.

The board maintains seven standing committees: Audit, Compensation, Corporate Responsibility, Executive, Governance, Risk and Strategy & Finance.

In October 2019, the Executive Women of New Jersey recognized SJI at its A Seat at the Table Corporate Gender Diversity Awards, with the Corporate Board Gender Diversity Award. Additionally, in October 2019, the Forum of Executive Women recognized SJI and other companies where women directors comprise at least 25 percent of the Board.

Company Structure

South Jersey Industries

Regulated

- SJI Utilities, Inc.: Regulated Natural Gas Distribution Company
- SJI Midstream: FERC- Regulated Gas Pipeline/Projects

Non-Regulated

- South Jersey Energy Solutions
  - Energy production assets
  - Fuel supply management services
  - Wholesale natural gas, and retail natural gas and electric commodity marketing

Commitment to Environmental, Social and Governance Priorities

In 2019, we continued to prioritize results and initiatives that enhance the sustainability of our company, focusing on our environmental, social and governance priorities to reinforce the foundation needed for SJI to thrive – now and in the future. Initiatives include:

Environmental

- Enterprise Level Environmental Policy
- Environmental Management System
- Commitment to Reducing Fugitive Emissions
- Energy Efficiency Programs for Utility Customers
- Collaboration with DEP and State Regulators to Support Environmental, Health and Safety Standards
- Design, Construct, Operate and Maintain Infrastructure for Efficiency and to Minimize Leaks
- CNG Fleet Vehicles Used in Utility Operations
- Capital Investments in Infrastructure Replacement

Social

- Female Representation in the Board and Workforce, Leadership and at the Board and Senior Officer Level
- Corporate Values: Safety, Service, Community, Inclusion, Integrity and Growth
- Employee Volunteer Efforts
- Employee Charitable Giving Contributions
- Corporate Charitable Giving Contributions
- Employee Resource Groups
- Internship Program
- Employee Health and Financial Wellness Programs

Governance

- Board Gender Diversity
- Board Committee Leadership Gender Diversity
- 11 out of 12 Independent Board Members* and Independent Chair
- Mandatory Board Member Retirement Age
- Annual Independent 360° Third-Party Board Effectiveness Evaluation
- Independent Compensation Evaluation
- Board Risk Committee
- Internal Management ESG Committee Reporting to Board Corporate Responsibility Committee

*With the exception of Michael Renna, President and CEO, SJI

For detailed information, please see our 2018 ESG Report at sjindustries.com/esg. A 2019 update to the report will be live in Q2 2020.

Corporate Culture

The Board of Directors understands the strong relationship between corporate culture and the effective execution of long-term strategy. The Board assesses and monitors corporate culture:

- Ensuring Performance Evaluation and Rewards are Aligned with Behaviors Needed for Success
  - Performance Management Process
  - Special Recognition Programs for non-NEOs for those who exemplify the principles of our culture
  - Corporate Scorecard
- Measuring Employee Engagement
  - Full Engagement Survey (every other year)
  - Abbreviated Engagement Survey on Focus Areas (alternate years)
- Monitoring Diversity and Inclusion
  - Diversity Dashboards
  - Mandatory Annual D&I Training
- Overseeing Employee Ethical Standards and Adherence
  - Code of Conduct
  - Anonymous Employee Hotline for Reporting Issues
  - Mandatory Code of Conduct Training

South Jersey Industries, Inc. 1 South Jersey Plaza Folsom, New Jersey 08037 Tel. (609) 561-9000 Fax (609) 561-7130

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	April 24, 2020
TIME:	9:00 a.m. Eastern Time
PLACE:	The Westin Mount Laurel, The Grand Ballroom, 555 Fellowship Road, Mount Laurel, NJ 08054
ONLINE:	www.virtualshareholdermeeting.com/SJI2020

To the Shareholders of South Jersey Industries

NOTICE IS HEREBY GIVEN that South Jersey Industries, Inc.’s (“Company” or “SJI”) 2020 Annual Meeting of Shareholders (the “Annual Meeting”) will be held at The Westin Mount Laurel, The Grand Ballroom, 555 Fellowship Road, Mount Laurel, NJ 08054 and online at: www.virtualshareholdermeeting.com/SJI2020 on April 24, 2020, at 9:00 a.m., Eastern Time, for the following purposes:

1.	To elect 10 director nominees who are listed in the accompanying proxy statement (term expiring 2021)
2.	To hold an advisory vote to approve executive compensation
3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2020
4.	To transact other business that may properly come before the Annual Meeting and any adjournments or postponements thereof
Voting can be completed in one of five ways:
returning the proxy card by mail	online at www.proxyvote.com	Attend the meeting online at: www.virtualshareholdermeeting.com/SJI2020
through the telephone at 1-800-690-6903	attending the meeting to vote IN PERSON

The Board of Directors has fixed the close of business on February 24, 2020 as the record date (the “Record Date”) for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the Annual Meeting.

You are cordially invited to attend the meeting in person or online meeting at: www.virtualshareholdermeeting.com/SJI2020. Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives and guests of SJI. Guests of shareholders will not be admitted unless they are also shareholders as of the Record Date. If you plan to attend the Annual Meeting in person, you will need an admission ticket and a valid government issued photo ID to enter the Annual Meeting. For shareholders of record, an admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, please bring your account statement as that will serve as your ticket.

Although we intend to hold our annual meeting in person, we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to attend our annual meeting in person, we encourage you to attend online at www.virtualshareholdermeeting.com/SJI2020. If you attend online, you will be able to vote your shares and submit questions by following the instructions on the website. We reserve the right to convert to a virtual only meeting format should meeting in person become unsafe as a result of COVID-19. If we convert to a virtual only online meeting we will post a notification at www.sjindustries.com as soon as possible.

Whether or not you expect to attend the Annual Meeting, we urge you to vote your shares now. Please complete and sign the enclosed proxy card and promptly return it in the envelope provided or, if you prefer, you may vote by telephone or on the Internet. Please refer to the enclosed proxy card for instructions on how to use these options. Should you attend the Annual Meeting, you may revoke your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Corporate Secretary
Folsom, NJ
March 13, 2020

YOUR VOTE IS IMPORTANT. PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on April 24, 2020. The Proxy Statement, the Proxy Card and the 2019 Annual Report are also available to view at www.sjindustries.com by clicking on Investors > Financial Reporting.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Date:	April 24, 2020
Time:	9:00 a.m. - meeting begins
10:00 a.m. - meeting adjourns
Place:	The Westin Mount Laurel
The Grand Ballroom
555 Fellowship Road
Mount Laurel, New Jersey 08054
Online:	www.virtualshareholdermeeting.com/SJI2020
Admission to the meeting:
Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives and guests of SJI. Guests of shareholders will not be admitted unless they are also shareholders as of the record date. If you plan to attend the meeting in person, you will need an admission ticket and a valid government issued photo ID to enter the meeting. For shareholders of record, an admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, please bring your account statement as that will serve as your ticket.

Although we intend to hold our annual meeting in person, we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to attend our annual meeting in person, we encourage you to attend online at www.virtualshareholdermeeting.com/SJI2020. If you attend online, you will be able to vote your shares and submit questions by following the instructions on the website. We reserve the right to convert to a virtual only meeting format should meeting in person become unsafe as a result of COVID-19. If we convert to a virtual only online meeting we will post a notification at sjindustries.com as soon as possible.

Use of cameras, recording devices, computers, and other electronic devices, such as smartphones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting. Photographs taken by South Jersey Industries at the 2020 Annual Shareholders’ Meeting may be used by South Jersey Industries. By attending the 2020 Annual Shareholders’ Meeting, you will be agreeing to South Jersey Industries’ use of those photographs and waive any claim or rights with respect to those photographs and their use.

Record Date:	February 24, 2020
Agenda:	• Election of 10 director nominees listed in the Proxy Statement each to serve a term of one year
• An advisory vote to approve executive compensation
• Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020
• Transaction of any other business that may properly come before the meeting
Voting:	Shareholders as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Matters and the Board’s Recommendation

The following table summarizes the items that will be brought for a vote of our shareholders at the meeting, along with the Board’s recommendation as to how shareholders should vote on each of them.

Proposal No.	Description of Proposal	Board’s Recommendation
1	Election of 10 director candidates nominated by the Board, each to serve a one-year term	FOR
2	An advisory vote to approve executive compensation	FOR
3	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020	FOR

In addition to these matters, shareholders may be asked to vote on such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

South Jersey Industries, Inc. - 2020 Proxy Statement |	1

Proxy Statement Summary

Votes Required for Approval

The table below summarizes the votes required for approval of each matter to be brought before the Annual Meeting, as well as the treatment of abstentions and broker non-votes.

Proposal No.	Description of Proposal	Vote Required for Approval	Abstentions	Broker Non-Votes
1	Election of directors	Majority of votes cast	No effect	Not taken into account
2	Executive compensation	Majority of votes cast	No effect	Not taken into account
3	Ratification of independent registered public accounting firm	Majority of votes cast	No effect	Not applicable

QUESTIONS AND ANSWERS ABOUT THE MEETING

Why am I being provided with these materials?

This statement is furnished on behalf of SJI’s Board of Directors to solicit proxies for use at its Annual Meeting and at any adjournments or postponements thereof. The meeting is scheduled for Friday, April 24, 2020, at 9:00 a.m. at The Westin Mount Laurel, 555 Fellowship Road, The Grand Ballroom, Mount Laurel, New

Jersey. The approximate date proxy materials will be made available to shareholders is March 13, 2020. Copies of this Proxy Statement, the proxy card and 2019 Annual Report are available on our website at www.sjindustries.com under the heading “Investors.”

Who will pay the cost of this proxy solicitation?

The Company bears the cost of this solicitation, which is primarily made by mail. However, the Corporate Secretary or Company employees may solicit proxies by phone, fax, e-mail or in person, but they will not be separately compensated for these services. The Company will also use D. F. King at a cost not expected to exceed

$12,500, plus expenses, to distribute to brokerage houses and other custodians, nominees, and fiduciaries additional copies of the proxy materials and 2019 Annual Report for beneficial owners of our stock.

Who is entitled to vote?

Only shareholders of record, meaning those holders whose shares of our common stock, are registered directly with our transfer agent, Broadridge at the close of business on February 24, 2020 may vote at the meeting.

If you are a beneficial owner, meaning you hold shares in our Company in “street name” (i.e., through a broker, bank or other nominee), you cannot vote your shares directly and must instead instruct your broker, bank or other nominee on how to vote your shares.

On the Record Date, the Company had 92,447,637 shares of common stock outstanding. Shareholders are entitled to one vote per share on each matter to be acted upon.

How do I vote my shares without attending the 2020 Annual Meeting?

If you are a shareholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	by internet—you may submit your proxy by going to www.proxyvote.com and following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your notice or proxy card in order to vote by internet.
•	by telephone—you may submit your proxy by using a touch-tone telephone to dial 1-800-690-6903 and following the recorded instructions. You will need the 16-digit number included on your notice or proxy card in order to vote by telephone.
•	by mail—you may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity, you must indicate your name and title or capacity.

•	online—www.virtualshareholdermeeting.com/SJI2020. Follow the instructions on the website to vote your shares.

If you are a beneficial owner holding your shares in “street name,” you may vote by submitting voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this on the internet, by telephone or by mail as indicated above. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

What constitutes a quorum?

A quorum is necessary to conduct the business. This means holders of at least a majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either by proxy or in person. Abstentions and “broker non-votes” (as discussed below) will be treated as present to determine a quorum.

In the absence of a quorum, a majority of the shareholders present or in person by proxy may vote to adjourn the 2020 Annual Meeting from time to time, without notice other than by oral announcement at the meeting, until the time that a quorum is present.

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Proxy Statement Summary

What is a “broker non-vote” and how does it affect voting on each proposal?

A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner in “street name” does not vote on a particular proposal, because the bank, broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. See “Proxy Statement Summary—Votes Required for Approval” for a discussion of which proposals do and do not permit discretionary voting by brokers and the effect of a “broker non-vote.”

What am I voting on, how many votes are required to approve each proposal, how are votes counted and how does the Board of Directors recommend I vote?

See “Proxy Statement Summary—Votes Required for Approval” and “Proxy Statement Summary—Voting Matters and the Board’s Recommendation” for this information.

What if I receive more than one notice or proxy card about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card, or, if you vote by Internet or telephone, vote once for each notice or proxy card you receive.

What will be the result if I submit my proxy card without making specific instructions?

Properly signed proxies received by the Company will be voted at the meeting. If a properly signed proxy contains a specific instruction about any matter to be acted on, the shares represented by the proxy will be voted according to those instructions. Conversely, if you sign and return your proxy but do not indicate how to vote for a particular matter, your shares will be voted as the Board of Directors recommends. See “Proxy Statement Summary—Voting Matters and the Board’s Recommendation” for information on the Board of Directors’ voting recommendations.

May I revoke my proxy or change my vote?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may revoke your proxy or change your vote by:

•	sending a written statement to that effect to the attention of our Corporate Secretary, 1 South Jersey Plaza, Folsom, New Jersey 08037, provided such statement is received no later than April 23, 2020,or, in the case of voting of shares held through the Company’s 401(k) plan, no later than April 21, 2020;
•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on April 23, 2020, or, in the case of voting of shares held through the Company’s equity incentive plans, no later than April 21, 2020;
•	submitting a properly signed proxy card with a later date that is received no later than April 23, 2020, or, in the case of voting of shares held through the Company’s equity incentive plans, no later than April 21, 2020; or
•	attending the 2020 Annual Meeting, notifying the Corporate Secretary in writing prior to the proxy voting and voting in person by ballot at the meeting.

If you are a beneficial owner holding your shares in “street name”, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the 2020 Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares in person.

What do I need to be admitted to the 2020 Annual Meeting?

See “Proxy Statement Summary—Annual Meeting of Shareholders” for this information.

Where can I find the results of the 2020 Annual Meeting?

We will disclose the final voting results on a current report on Form 8-K within four business days after the 2020 Annual Meeting.

South Jersey Industries, Inc. - 2020 Proxy Statement |	3

GENERAL INFORMATION

Shareholder Proposals and Nominations for the 2021 Annual Meeting of Shareholders

Any proposal that a qualified shareholder of the Company wishes to include in the Company’s Proxy Statement and form of proxy for the Company’s 2021 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at its principal executive offices by November 13, 2020. To be included, proposals should be mailed to the Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037. To be a qualified shareholder, a shareholder must have owned at least $2,000 in market value of the Company’s securities for at least one year before the date of the proposal’s submission to the Company.

Additionally, a shareholder of the Company may wish to nominate a director or have other business presented at the 2021 Annual Meeting of Shareholders, but not to have such proposal included in the Company’s Proxy Statement and form of proxy relating to that meeting. In compliance with the Company’s bylaws, notice of any such proposal must be received by the Company at its principal executive offices between January 24, 2021 and February 23, 2021. However, if we hold our 2021 Annual Meeting of Shareholders more than 30 days before or after the anniversary date of the 2020 Annual Meeting of Shareholders, such notice must be received by us no later than the tenth day after the date on which we publicly disclose or send notice regarding the date of the meeting (whichever is earlier). All such nominations and other proposals should be mailed to the Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037 and must satisfy the informational requirements set forth in our bylaws. If a nomination or proposal for other business is not received during this period, such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act, and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal.

Other Proposed Action for the 2020 Annual Meeting of Shareholders

The Board of Directors knows of no matters other than those set forth in the Notice of Annual Meeting of Shareholders to come before the 2020 Annual Meeting. However, if any other business should properly be presented at the meeting, the proxies will be voted in accordance with the judgment of the person or persons holding the proxies pursuant to Rule 14a-4(c) under the Exchange Act.

Householding of Annual Meeting Materials

Under rules adopted by the SEC, we are permitted to deliver a single copy of the proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement and the 2019 Annual Report, to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, called “householding,” allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each shareholder will continue to be entitled to submit a separate proxy or voting instructions.

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy materials. If you are a beneficial owner of our shares and would prefer to receive separate copies of a Proxy Statement or annual report for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Beneficial owners of our shares sharing an address who are receiving multiple copies of our Proxy Statement and/or our annual report and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

If you consent to householding, your election will remain in effect until you revoke it. Upon written or oral request to the Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037, the Company will promptly provide separate copies of the 2019 Annual Report and/or this Proxy Statement.

4	| South Jersey Industries, Inc. - 2020 Proxy Statement

SUMMARY OF PROPOSALS TO BE VOTED ON:

PROPOSAL 1   DIRECTOR ELECTIONS

At the Annual Meeting, 10 directors are to be elected to the Board of Directors to hold office for a one-year term. The Board nominated the following persons: Sarah M. Barpoulis, Keith S. Campbell, Victor A. Fortkiewicz, Sheila Hartnett-Devlin, G. Edison Holland Jr., Sunita Holzer, Kevin M. O’Dowd, Michael J. Renna, Joseph M. Rigby and Frank L. Sims. We do not anticipate that, if elected, any of the nominees will be unable to serve. If any should be unable to accept the nomination or election, the persons designated as proxies on the proxy card may vote for a substitute nominee selected by the Board of Directors. Current directors, Walter M. Higgins, III and Thomas A. Bracken are not being nominated as nominees to the Board at the Annual Meeting. Mr. Higgins will continue to serve as the non-executive Chairman of SJI’s Board of Directors until his retirement on April 24, 2020. At that time the Board of Directors will elect a new independent non-executive Chairman. The Board is grateful to Mr. Higgins and Mr. Bracken for all they have done for our Company, our shareholders and our employees. Accordingly, after the Annual Meeting the size of our Board will be reduced to 10 members.

In accordance with its Charter, the Governance Committee reviewed the education, experience, judgment, diversity and other applicable and relevant skills of each nominee and determined that each nominee possesses skills and characteristics that support the Company’s strategic vision. The Governance Committee determined that the key areas of expertise include: corporate governance; cybersecurity/IT; enterprise leadership; environmental, social, governance (ESG); financial expertise (including accounting, finance, and “financial experts” as defined by the SEC); governmental and regulatory; human resources; public/shareholder relations; risk assessment/management; strategy formation/execution; and technical/industry. The Governance Committee concluded that the nominees possess expertise and experience in these areas, and the Board approved the slate of nominees. Based on their expertise and experience, the Board, upon recommendation of the Governance Committee, determined the following directors should be nominated for re-election to the Board at the Annual Meeting to serve for the 2020 - 2021 term:

South Jersey Industries, Inc. - 2020 Proxy Statement |	5

Proposal 1   Director Elections

 Highlights of Director Nominees

Sarah M. Barpoulis	Keith S. Campbell
Age: 55	Age: 65
Director since: 2012	Director since: 2000
Owner of Interim Energy Solutions, LLC, Potomac, MD	Chairman of the Board, Mannington Mills, Inc., Salem, NJ

Victor A. Fortkiewicz	Sheila Hartnett-Devlin, CFA
Age: 68	Age: 61
Director since: 2010	Director since: 1999
Of Counsel, Cullen and Dykman, LLP, New York, NY	Retired, Senior Vice President, American Century Investments, New York, NY

G. Edison Holland, Jr.	Sunita Holzer
Age: 66	Age: 58
Director since: 2019	Director since: 2011
Retired, president and CEO, Southern Company Holdings; Retired, Executive Vice President, Southern Company Services, Atlanta, GA	Executive Vice President, Chief Human Resource Officer, Realogy Holdings Corp., Madison, NJ

Kevin M. O’Dowd	Michael J. Renna
Age: 47	Age: 52
Director since: 2020	Director since: 2014
Co-President and CEO Cooper University Health Care, Camden, NJ	President and CEO, South Jersey Industries, Folsom, NJ

Joseph M. Rigby	Frank L. Sims
Age: 63	Age: 69
Director since: 2016	Director since: 2012
Retired, Chairman, President and CEO of Pepco Holdings, Inc., Washington, D.C.	Chairman of the Board, Atlanta Pension Fund, Atlanta, GA

The Board of Directors unanimously recommends a vote “FOR” each of the above nominees.

6	| South Jersey Industries, Inc. - 2020 Proxy Statement

PROPOSAL 2 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Our executive compensation program is designed to keep our senior leadership team focused on the seamless execution of the Company’s strategic plan and on delivering shareholder value over the long term. During 2019, our senior leadership team achieved critical financial objectives and continued to execute on our Business Transformation Plan by driving forward the strategic initiatives that reinforce our focus on reliable, repeatable earnings that complement regulated growth.

During 2019, we increased the focus and intensity of our shareholder engagement efforts. The Board of Directors reached out to approximately 35 of our largest shareholders, aggregating approximately 66% of our outstanding shares.

Members of the Board, including the Chairman and Compensation Committee Chairman, met with nine of our ten top shareholders, representing approximately 30% of our shares outstanding. Through these efforts, we learned that our investors are highly supportive of our overall program design and its significant emphasis on performance-based pay. However, in response to some common concerns about one-time recognition awards to current NEOs and the notion that the existing connection between pay and performance could be enhanced, we took immediate action — the details of which are outlined in our Compensation Discussion and Analysis (“CD&A”) beginning on page 29 of this Proxy statement.

Our compensation philosophy continued to be supported by the following principal pay elements for 2019:

Pay Element	Description	Rationale
Salary	Fixed cash opportunity	Provides stable market based compensation for role, level of responsibility and experience. Forms basis for other pay elements
Annual Incentive Plan (“AIP”)
Annual cash compensation with variable payout based on achievement of pre-determined corporate/business unit economic earnings goals and individual balanced scorecard objectives (other strategic non-earnings goals) for the fiscal year
Drives and incentivizes annual performance across key financial and individual performance measures
Long-Term Incentives (“LTI”)
LTI is granted 70% in performance-based restricted stock units (“PBRSUs”), based on 3-year relative Total Shareholder Return (“TSR”) vs. peers and 3-year economic earnings growth, and 30% in time-based restricted stock units (“TBRSUs”)

PBRSU portion of awards, representing significant majority of total LTI opportunity, requires achievement of threshold level of performance for any payout; Combination of PBRSUs and TBRSUs drives long-term financial performance, shareholder value and executive retention

We note that pursuant to SEC regulations, the Summary Compensation Table on page 45 shows total compensation for our NEOs, including not only the valuation of the major elements of our program listed above, but also other numbers that we do not consider to be a significant driver of our overall pay philosophy. For example, the Summary Compensation Table includes a column for the change in pension value and nonqualified compensation earnings which is an actuarily determined year over year change in the value of a pension balance and clearly not reflective of Committee thought process and decision making within the scheme of our compensation philosophy. For this reason, we included an additional and separate column in the Summary Compensation Table that reflects total compensation minus the change in pension value and nonqualified compensation earnings for our NEOs. For the following reasons, among others, we believe this number is more representative of actual compensation, as it pertains to the 2017 through 2019 fiscal years:

•	As we have previously disclosed, the number shown for Mr. Renna in the Change in Pension Value and Nonqualified Compensation Earnings column for 2017 is reflective of his entering the SERP upon turning 50 in 2017. As a result, this number reflects the accumulation of his SERP benefit earned based on all his service from his original hire date (20 years) but never previously reported. For 2018 and going forward, the number shown in the Change in Pension Value and Nonqualified Compensation Earnings Column each year will reflect only one year of service for each NEO.
•	For the 2019 fiscal year, not only does the number shown for Mr. Renna in the Change in Pension Value and Nonqualified Compensation Earnings column reflect an additional year of service, it also reflects changes due to outside economic factors that caused a significant decrease in the plan discount rate that in turn significantly increased the Change in Pension Value and Nonqualified Compensation Earnings.
•	Mr. Renna’s pension value increased by $2,966,000 during 2019, with $2,021,000 of this increase attributable to changes in a variety of actuarily required assumptions, including but not limited to the decrease in discount rate from 4.39% to 3.49%. The remaining $945,000 was due to the increase in his accrued benefit attributable to the additional year of service and updated pay under the SERP plan formula. Therefore, the majority of the total increase in pension value during 2019 was caused by outside economic factors that influence the calculation of Mr. Renna’s benefit value under a final average earnings formula. Any increase or decrease in the pension value recorded on the table that is not attributable to an additional year of service is not relevant in considering pay for Mr. Renna during any year, including during 2019.

South Jersey Industries, Inc. - 2020 Proxy Statement |	7

Proposal 2   Advisory Vote To Approve Executive Compensation

The following features of our executive compensation program promote sound compensation governance and are designed in the best interests of our shareholders and executives:

What We Do		What We Don’t Do
✔	Seventy (70) percent of LTI awards are performance-based for the NEOs	✘	No excise tax gross ups
✔	Three-year performance periods under our LTI awards	✘	No repricing or exchange of equity awards without shareholder approval
✔	Use a mix of absolute and relative financial performance metrics (including relative TSR) in the incentive plans, to avoid duplication of incentives across AIP and LTI plans.	✘	No employment agreements
✔	Caps on incentive awards	✘	No hedging or pledging of Company stock for employees or directors
✔	Use of ESG Metrics in AIP	✘	No tax gross ups for perquisites
✔	Change-in-control “double-trigger” for equity award vesting and severance benefits
✔	Robust claw-back policy applying to all incentive awards
✔	Limited number of perquisites
✔	Independent compensation consultant
✔	Robust stock ownership guidelines

Pursuant to Section 14A(a)(1) of the Exchange Act, SJI is required to provide shareholders with a separate non-binding vote to approve the compensation of our named executive officers, including the CD&A, the compensation tables, and any other narrative disclosure in this Proxy statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation policies and procedures as described in this Proxy statement. Shareholders may also abstain from voting.

Accordingly, shareholders are being asked to approve the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee values the opinions expressed by shareholders and expects to take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors unanimously recommends a vote “FOR” the non-binding resolution approving the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables and narrative discussion.

8	| South Jersey Industries, Inc. - 2020 Proxy Statement

PROPOSAL 3 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for recommending the appointment of the independent registered public accounting firm to the Board and is directly responsible for the compensation and oversight of the independent auditor.

Annually, prior to making its recommendation, the Audit Committee considers the audit firm’s capabilities, effectiveness, industry experience, and use of technology and data analytics in its audits; knowledge of the Company including its personnel, processes, accounting systems and risk profile; tenure serving the Company; and independence, and other firms with comparable professional qualifications.

Deloitte & Touche LLP (“Deloitte”) is a top accounting firm with expertise in public utility accounting. Deloitte has been the Company’s, or its predecessor Company’s, auditor since 1948 giving it a unique understanding of Company’s businesses and personnel. The Audit Committee considered the impact of tenure on Deloitte’s independence and determined Deloitte remains independent as, among other factors, the lead engagement partner is required to rotate off the Company’s audit every 5 years. The current lead engagement partner will rotate off after the 2023 audit. Further, the Audit Committee pre-approves all audit and non-audit services and related compensation and monitors the potential impact on independence. Finally, the Company has a policy restricting hiring certain persons formerly associated with Deloitte into an accounting or financial reporting oversight role to help ensure Deloitte’s continuing independence.

During 2019, the audit services performed for the Company consisted of (1) audits of the Company’s and its subsidiaries’ financial statements and the effectiveness of the Company’s internal control over financial reporting, as required by the Sarbanes-Oxley Act of 2002, Section 404 and the preparation of reports based on such audits related to filings with the Securities and Exchange Commission; and (2) services performed in connection with financing transactions.

The Audit Committee evaluates the quality of Deloitte’s services annually, considering the quality of their audit services, industry knowledge from an audit and tax perspective, continued independence, information from PCAOB inspection reports, and the Audit Committee’s discussions with management about Deloitte’s performance.

After considering all factors, the Audit Committee and the Board believe that the continued retention of Deloitte to serve as the Company’s Independent Registered Public Accounting Firm for 2020 is in the best interest of the Company and its shareholders. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification because we value the views of our shareholders on the Company’s Independent Registered Public Accounting Firm. If our shareholders fail to ratify the selection of Deloitte, it will be considered notice to the Board and Audit Committee to consider the selection of a different firm. Representatives of Deloitte will be at the meeting to respond to appropriate questions and make a statement if they wish.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the reappointment of Deloitte & Touche LLP, as the Independent Registered Public Accounting Firm.

South Jersey Industries, Inc. - 2020 Proxy Statement |	9

Proposal 1   Director Elections

PROPOSAL 1 DIRECTOR ELECTIONS

HIGHLIGHTS OF DIRECTOR NOMINEES

Our Director nominees possess skills and experience aligned to our current and future strategy and business needs. Annual Board evaluations also include an assessment of whether the Board has an appropriate mix of skills, experience and other characteristics.

Skill	Description	Count
Corporate Governance	Experience in public company corporate governance related issues and best practices	8
Cybersecurity/IT	Experience with technology innovations and/or with oversight of cybersecurity programs	4
Enterprise Leadership	Experience with focusing on organizational outcomes and working on behalf of the whole organization	10
Environmental, Social, Governance (ESG)	Experience with providing oversight of environmental, social and governance strategic initiatives	4
Financial Expertise	Experience as a financial expert and/or as a public company CFO or audit partner	5
Governmental and Regulatory	Experience in interacting with regulators and policymakers and/or working within government agencies	4
Human Resources	Experience with Human Capital Management, Organizational Development and/or Executive Compensation	6
Public/Shareholder Relations	Experience in community affairs, public relations and/or marketing	3
Risk Assessment/Management	Experience with managing organizational (operational), financial and strategic risks	6
Strategy Formation/Execution	Experience in strategic planning and growth and value creation	9
Technical/Industry	Experience in operating a regulated utility business, such as our principal subsidiary, SJI Utilities, Inc.	5

All Director Nominees Have:

•	A reputation of high integrity	•	An ability to exercise sound judgement

10	| South Jersey Industries, Inc. - 2020 Proxy Statement

Proposal 1   Director Elections

Our Director nominees exhibit an effective mix of diversity, experience and fresh perspective

South Jersey Industries, Inc. - 2020 Proxy Statement |	11

Proposal 1   Director Elections

  The Board of Directors recommends a vote “FOR”
each of the following nominees:

Sarah M. Barpoulis

Age: 55 Director since: 2012 Owner of Interim Energy Solutions, LLC, Potomac, MD	Skills and Qualifications:
•
Director Barpoulis’ areas of expertise include corporate governance; enterprise leadership; environmental, social, governance (ESG); financial expertise; risk assessment/management; strategy formation/execution and technical/industry.

	•	Director Barpoulis is a financial expert as defined by the SEC.
	•	Director Barpoulis is a National Association of Corporate Directors Board Leadership Fellow.
SJI Boards and Committees:
	•	Chairman of the Audit Committee
	•	Compensation Committee
	•	Executive Committee
	•	Strategy & Finance Committee
Since 2003, Ms. Barpoulis has provided asset management and advisory services to the energy sector through Interim Energy Solutions, LLC, a company she founded. Ms. Barpoulis serves on the following boards: Director, Equitrans Midstream Corporation (a publicly traded company) and director, Educare DC; and was previously a director of SemGroup Corporation from 2009 to 2019 and Reliant Energy, Inc. from 2006 to 2008.

Keith S. Campbell

Age: 65 Director since: 2000 Chairman of the Board, Mannington Mills, Inc., Salem, NJ	Skills and Qualifications:
	•	Director Campbell’s areas of expertise include corporate governance, cybersecurity/IT, enterprise leadership, human resources and strategy formation/execution.
SJI Boards and Committees:
	•	Compensation Committee
	•	Corporate Responsibility Committee
	•	Risk Committee
Mr. Campbell has served as chairman of the board for Mannington Mills, Inc. since 1995, as director of the Federal Reserve Bank of Philadelphia from 2008 to 2013 and as a director of Skytop Lodge, Inc. from 2000 to 2015.

12	| South Jersey Industries, Inc. - 2020 Proxy Statement

Proposal 1   Director Elections

Victor A. Fortkiewicz

Age: 68 Director since: 2010 Of Counsel, Cullen and Dykman, LLP, New York, NY	Skills and Qualifications:
•
Director Fortkiewicz’ areas of expertise include corporate governance; enterprise leadership; environmental, social, governance (ESG); governmental and regulatory; strategy formation/execution and technical/industry.

SJI Boards and Committees:
• Chairman of the Corporate Responsibility Committee
• Risk Committee
Mr. Fortkiewicz has been Of Counsel, Cullen and Dykman, LLP since October 2011. He served as executive director, New Jersey Board of Public Utilities from 2005 to 2010.

Sheila Hartnett-Devlin, CFA

Age: 61 Director since: 1999 Retired, Senior Vice President, American Century Investments, New York, NY	Skills and Qualifications:
•
Director Hartnett-Devlin’s areas of expertise and experience include corporate governance; enterprise leadership; environmental, social, governance (ESG); financial expertise; public/shareholder relations and risk assessment/management.

	•	Director Hartnett-Devlin is a financial expert as defined by the SEC.
SJI Boards and Committees:
	•	Audit Committee
	•	Governance Committee
	•	Strategy & Finance Committee
	•	Executive Committee member, SJI Midstream, LLC; South Jersey Energy Solutions, LLC
Ms. Hartnett-Devlin serves as a member of the board of Mannington Mills, Inc. Ms. Hartnett-Devlin formerly served as senior vice president, American Century Investments. She is a member of the NY Society of Security Analysts. She previously served on the board of the Mercy Investment Program.

South Jersey Industries, Inc. - 2020 Proxy Statement |	13

Proposal 1   Director Elections

G. Edison Holland, Jr.

Age: 66 Director since: 2019 Retired, President and CEO, Southern Company Holdings; Retired, EVP Southern Company Services, Atlanta, GA	Skills and Qualifications:
•
Director Holland’s areas of expertise include corporate governance, cybersecurity/IT, enterprise leadership, governmental and regulatory, risk assessment/management, strategy formation/execution and technical/industry.

SJI Boards and Committees:
	•	Audit Committee
	•	Governance Committee
	•	Risk Committee
Mr. Holland was appointed to the SJI Board as of September 12, 2019. He retired as president and CEO of Southern Company Holdings a position that he held from January 2016 through 2017. Prior to that he served as President, Chief Executive Officer and Chairman of Mississippi Power. from 2013 to 2015; President and Chief Executive Officer of Savannah Electric from 1997-2001 and Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of Southern Company. from 2001 to 2013. He currently serves on the Advisory Board of ClearPath and he previously served on the Board of the Atlantic Council. He has served on the Boards of the Mississippi Economic Council, Mississippi Energy Institute, the Mississippi partnership for Economic Development and Energy Insurance Mutual.

Sunita Holzer

Age: 58 Director since: 2011 Executive Vice President, Chief Human Resource Officer, Realogy Holdings Corp., Madison, NJ	Skills and Qualifications:
	•	Director Holzer’s areas of expertise include corporate governance, enterprise leadership, human resources, public/shareholder relations, risk assessment/management and strategy formation/execution.
SJI Boards and Committees:
	•	Chairman of the Compensation Committee
	•	Corporate Responsibility Committee
	•	Executive Committee
	•	Risk Committee
Ms. Holzer has served as Executive Vice President, Chief Human Resource Officer, Realogy Holdings Corp. since March 2015; served as president, Human Capital Insight, LLC from June 2014 to February 2015; served as executive vice president and chief human resources officer, CSC, from June 2012 to May 2014; and served as executive vice president, chief human resources officer, Chubb Insurance Company from 2003 to June 2012. Ms. Holzer is formerly an advisory board member of Re: Gender. Ms. Holzer serves on the Human Resource Management Department Advisory Board at Rutgers School of Management and Labor Relations. She speaks and writes regularly about human resource management and leadership issues and is the author of Wednesday Wisdom, a weekly LinkedIn blog. She is a past member of the board for Jersey Battered Women’s Service and in 2009 was recognized as a Woman Who Makes a Difference by the National Organization for Research on Women.

14	| South Jersey Industries, Inc. - 2020 Proxy Statement

Proposal 1   Director Elections

Kevin M. O’Dowd

Age: 47 Director since: 2020 Co-President/CEO of Cooper University Health Care, Camden, NJ	Skills and Qualifications:
•
Director O’Dowd’s areas of expertise include cybersecurity/IT; enterprise leadership; environmental, social, governance (ESG); governmental and regulatory; human resources; and strategy formation/execution.

SJI Boards and Committees:
Mr. O’Dowd currently serves as the Co-President/CEO of Cooper University Health Care. Mr. O’Dowd joined Cooper University Health Care in 2015 as Senior Executive Vice President/Chief Administrative Officer and served in that position until 2018. Before joining Cooper, Mr. O’Dowd served in the Cabinet of New Jersey Governor Chris Christie, including as Chief of Staff from 2012 to 2014. Mr. O’Dowd also served as a federal prosecutor in the U.S. Attorney’s Office for the District of New Jersey from 2003-2010 most recently as Chief of the Securities and Healthcare Fraud Unit, prior to that he served as a Deputy Attorney General for the State of New Jersey. Mr. O’Dowd holds a Juris Doctor from St. John’s University School of Law.

Michael J. Renna

Age: 52 Director since: 2014 President and CEO, South Jersey Industries, Folsom, NJ	Skills and Qualifications:
•
Director Renna’s areas of expertise include enterprise leadership, financial expertise, governmental and regulatory, human resources, risk assessment/management, strategy formation/execution and technical/industry.

SJI Boards and Committees:
	•	Chairman of the Board, Energy & Minerals, Inc.
	•	Chairman of the Board, R&T Group, Inc.
	•	Chairman of the Board, South Jersey Energy Company
	•	Chairman of the Executive Committee, South Jersey Energy Solutions, LLC; SJI Midstream, LLC; Marina Energy, LLC; and South Jersey Resources Group, LLC
Mr. Renna has been President and Chief Executive Officer of South Jersey Industries, Inc. since May 1, 2015. Prior to that, he served as President and Chief Operating Officer of South Jersey Industries, Inc. from January 2014 to April 30, 2015. Mr. Renna previously served as Senior Vice President of South Jersey Industries, Inc. from January 2013 to January 2014; and as Vice President of South Jersey Industries, Inc. from 2004 to 2013. Mr. Renna also held various officer-level positions with South Jersey Industries, Inc. and its wholly owned subsidiaries from 2002 to 2014. He serves on various boards of directors including the New Jersey Chamber of Commerce and the United Way of Greater Philadelphia. Additionally, Mr. Renna sits on the board of trustees for The Hun School of Princeton. He also serves on the Advisory Council Forum of Executive Women, participates in the University of Delaware’s Student Mentoring Program and is a member of the Jefferson Health New Jersey Business Council.

South Jersey Industries, Inc. - 2020 Proxy Statement |	15

Proposal 1   Director Elections

Joseph M. Rigby

Age: 63 Director since: 2016 Retired, Chairman, President and CEO of Pepco Holdings, Inc., Washington, D.C	Skills and Qualifications:
•
Director Rigby’s areas of expertise include corporate governance, cyber security/IT, enterprise leadership, financial expertise, human resources, public/shareholder relations, strategy formation/execution, and technical/industry.

	•	Director Rigby is a financial expert as defined by the SEC.
SJI Boards and Committees:
	•	Audit Committee
	•	Compensation Committee
	•	Chairman of the Strategy & Finance Committee
	•	Director of SJI Utilities, Inc.; South Jersey Gas Company; Elizabethtown Gas Company; and Elkton Gas Company
Mr. Rigby served as Chairman, President and CEO of Pepco Holdings, Inc. from 2009 through 2016. He currently serves as a Director, Dominion Energy, Inc., and was previously a Director to Dominion Midstream Partners from 2014 to 2017, Energy Insurance Mutual from 2010 to 2018 and Rutgers Board of Governance from 2015 to 2018.

Frank L. Sims

Age: 69 Director since: 2012 Chairman of the Board, Atlanta Pension Fund, Atlanta, GA	Skills and Qualifications:
	•	Director Sims’ areas of expertise include corporate governance, enterprise leadership, financial expertise, human resources, risk assessment/management, and strategy formation/execution.
	•	Director Sims is a financial expert as defined by the SEC.
SJI Boards and Committees:
	•	Audit Committee
	•	Governance Committee
	•	Executive Committee
	•	Chairman of the Risk Committee
Mr. Sims currently serves as the Chairman of the Board for the Atlanta Pension Fund. He has served as the Corporate Vice President and Platform Leader at Cargill, Inc. from 2002 to 2007. He also served as interim President for Fisk University from 2015 to 2017. Mr. Sims served as a board member for PolyMet Mining Co. from 2008 through July 2014 and for Piper Jaffray Co. from 2004 to June 2013. Mr. Sims also served as Chairman of the Board, Minneapolis Federal Reserve Bank from 2002 to 2008.

The Board of Directors unanimously recommends a vote “FOR” each of the above nominees.

16	| South Jersey Industries, Inc. - 2020 Proxy Statement

SECURITY OWNERSHIP

Directors and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of February 24, 2020, of: (a) each current director and nominee for director; (b) our principal executive officer, principal financial officer, the three other most highly compensated executive officers during 2019 collectively, the “Named Executive Officers” (NEOs); and (c) all of the directors and executive officers as a group.

	Number of Shares of Common Stock (1)		Percent of Class
Sarah M. Barpoulis	28,965	(2)	*
Thomas A. Bracken	65,675	(2)	*
Keith S. Campbell	59,254	(2)	*
Victor A. Fortkiewicz	37,702	(2)	*
Sheila Hartnett-Devlin	26,546	(2)	*
Cielo Hernandez	2,392	(3)	*
Walter M. Higgins III	47,940	(2)	*
Sunita Holzer	33,685	(2)	*
G. Edison Holland, Jr.	4,214	(2)	*
Kenneth A. Lynch	16,928		*
Kathleen A. McEndy	25,377	(3)	*
Kevin M. O’Dowd	2,863	(2)	*
Melissa J. Orsen	2,029	(3)	*
Michael J. Renna	120,560	(3)	*
Joseph M. Rigby	15,466	(2)	*
David Robbins, Jr.	43,557	(3)	*
Frank L. Sims	86,745	(2)	*
All directors, nominees for director and executive officers as a group (17 persons)	619,898

* Less than 1%.

(1)	Based on information furnished by the Company’s directors and executive officers. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Common Stock shown as owned by him or her.
(2)	Includes shares awarded to each director under a Restricted Stock Program for directors. Per the Restricted Stock Agreements, directors do not have voting rights on restricted stock awards.
(3)	Includes shares expected to vest on April 22, 2020 for the first portion of the 2019 time-based restricted stock units. These shares will accrue first quarter dividend equivalents prior to vesting. This amount does not take into consideration shares withheld for taxes. Outstanding restricted stock units do not have voting or dispositive power until vesting.

South Jersey Industries, Inc. - 2020 Proxy Statement |	17

Security Ownership

Stock Ownership Requirements

The Board believes significant ownership of Company common stock better aligns the interests of management with those of the Company’s shareholders. Therefore, in 2001, the Board of Directors enacted the stock requirements listed below for officers which were effective through 2014 and were increased effective 2015 as outlined below and on page 43:

•	The CEO stock ownership guideline is 5 times the CEO’s annual base salary.
•	All other executive officers are required to own shares of Company Common Stock with a market value equal to 2 times their annual salary.

As of December 31, 2019, the CEO and all NEOs are in compliance with the ownership guidelines.

•	Other officers are required to own shares of Company Common Stock with a market value equal to their annual base salary.
•	Shares owned outright will be combined with vested restricted shares awarded under the Stock-Based Compensation Plan and vested. Shares beneficially owned through any employee benefit plan for purposes of determining compliance with the stock ownership requirement for officers. In November 2019, the period of six years following their election or promotion to a new position as an officer to meet these minimum stock ownership requirements was eliminated. All officers of the Company are required to retain at least 50 percent of vested and/or earned shares, net of taxes, until their new stock ownership guideline have been met.

•	Members of the Board of Directors are required, within six years of becoming a director of the Company or any of its principal subsidiaries, or within six years of an increase in the share ownership guidelines, to own shares of Company Common Stock with a market value equal to a minimum of five times the current value of a Director’s annual cash retainer for board service. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports with the SEC relating to their ownership of, and transactions in, the Company’s Common Stock. Based on our records and other information, the Company believes that all Section 16(a) filing requirements were met for the year ended December 31, 2019, except for Form 4 filed by Mr. Robbins on June 10, 2019 reporting two late transactions, the sale of 35 shares that occurred on May 13, 2019 and the forfeiture of shares to cover tax withholdings in connection with the vesting of Performance Restricted Stock Units that occurred on March 1, 2019.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information, as of February 24, 2020, as to each person known to the Company, based on filings with the SEC, who beneficially owns 5 percent or more of the

Company’s common stock. Based on filings made with the SEC, each shareholder named below has sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	14,260,418	15.5.%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	10,501,841	11.4%
Macquarie Investment Management Business Trust 2005 Market Street Philadelphia, PA 19103	4,809,229	5.2%

18	| South Jersey Industries, Inc. - 2020 Proxy Statement

CORPORATE GOVERNANCE

The Board of Directors

Leadership Structure

Effective May 1, 2015, the Board of Directors decided to separate the Chairman and CEO roles, with Mr. Renna assuming the role of President and CEO, and Walter M. Higgins III, becoming the non-executive Chairman of SJI’s Board of Directors. Mr. Higgins will continue to serve as the non-executive Chairman of SJI’s Board of Directors until his retirement on April 24, 2020. At that time the Board of Directors will elect a new independent non-executive Chairman.

The non-executive Chairman of SJI’s Board of Directors performs the following roles:

•	Provides leadership to the Board
•	Chairs meetings of the Board of Directors
•	Establishes procedures to govern the Board’s work
•	Ensures the Board’s full discharge of its duties
•	Schedules meetings of the full Board and works with the committee chairmen, CEO and Corporate Secretary for the schedule of meetings for committees
•	Organizes and presents the agenda for regular or special Board meetings based on input from Directors, CEO and Corporate Secretary
•	Ensures proper flow of information to the Board, reviewing adequacy and timing of documentary materials in support of management’s proposals
•	Ensures adequate lead time for effective study and discussion of business under consideration
•	Helps the Board fulfill the goals it sets by assigning specific tasks to members of the Board
•	Identifies guidelines for the conduct of the Directors, and ensures that each Director is making a significant contribution
•	Acts as liaison between the Board and CEO
•	Works with the Governance Committee and CEO, and ensures proper committee structure, including assignments and committee chairmen
•	Sets and monitors the ethical tone of the Board of Directors
•	Manages conflicts which may arise with respect to the Board
•	Monitors how the Board functions and works together effectively
•	Carries out other duties as requested by the CEO and Board as a whole, depending on need and circumstances
•	Serves as a resource to the CEO, Corporate Secretary and other Board members on corporate governance procedure and policies

Independence of Directors

The Board adopted Corporate Governance Guidelines that require the Board to be composed of a majority of Directors who are “Independent Directors” as defined by the rules of the New York Stock Exchange. No Director will be considered “Independent” unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company. When making “Independence” determinations, the Board considers all relevant facts and circumstances, as well as any other facts and considerations specified by the New York Stock Exchange, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. As part of its

Corporate Governance Guidelines, the Board established a policy that Board members may not serve on more than four other boards of publicly traded companies. SJI’s Corporate Governance Guidelines are available on our website at www.sjindustries.com under the heading “Investors”.

For 2019, the Board has all of its current Directors, meet the New York Stock Exchange standards and our own standards noted above for independence and are, therefore, considered to be Independent Directors other than Mr. Renna who is not considered independent by virtue of his employment with the Company.

Certain Relationships

Mr. Campbell is Chairman of Mannington Mills, Inc., which purchases natural gas from Company subsidiaries. Commencing January 2004, as a result of winning a competitive bid, another Company subsidiary operates a cogeneration facility that provides electricity to Mannington Mills, Inc. Payments made to our Company’s subsidiary by Mannington Mills, Inc. were less than 1% of each of Mannington Mills, Inc. and the Company’s annual consolidated gross revenues during the last completed fiscal year.

Mr. Fortkiewicz is of counsel at Cullen and Dykman, LLP, a law firm that provides legal representation to our subsidiary Elizabethtown Gas Company. This is an arm’s length long standing relationship that has existed since 1986 prior to our acquisition of

Elizabethtown Gas Company in July 2018. Mr. Fortkiewicz is not a partner, officer or employee of Cullen and Dykman LLP and he does not provide legal services on any matters relating to Elizabethtown Gas Company, and he did not receive any compensation as a result of the firm’s representation. Payments made by the Company to Cullen and Dykman LLP were less than 1% of Cullen and Dykman LLP’s annual consolidated gross revenues during its last completed fiscal year. Mr. Fortkiewicz does not serve on our Audit, Compensation or Governance committees of the Board even though he is independent under the NYSE listing standards.

South Jersey Industries, Inc. - 2020 Proxy Statement |	19

Corporate Governance

Code of Conduct and Code of Ethics

The Company has adopted codes of Conduct for all employees, Officers and Directors, and a Code of Ethics for our principal executive officer and principal financial officer within the meaning of the SEC regulations adopted pursuant to the Sarbanes-Oxley Act of 2002 (collectively the “Codes”). Additionally, the Company established a hotline and website for employees to anonymously report suspected violations.

Copies of the Codes are available on the Company’s website at www.sjindustries.com under Investors > Corporate Governance. Copies of our Codes are also available at no cost to any shareholder who requests them in writing at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037, Attention: Corporate Secretary. If the Company were to ever amend or waive any provision of its Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, the Company intends to satisfy its disclosure obligations, if any, with respect to any such waiver or amendment by posting such information on its website set forth above rather than by filing a Current Report on Form 8-K.

Communication with Directors

You may communicate with the Chairman of the Board and chairmen of the Audit, Compensation, Corporate Responsibility Governance, Risk and Strategy & Finance Committees by sending an e-mail to chairmanoftheboard@sjindustries.com, auditchair@sjindustries.com, compchair@sjindustries.com, govchair@sjindustries.com, corpresp@sjindustries.com, StratandFinChair@sjindustries.com or riskchair@sjindustries.com respectively, or you may communicate with our non-employee

Directors as a group by sending an e-mail to sjidirectors@sjindustries.com. The Charters and scope of responsibility for each of the Company’s committees are located on the Company’s website at www.sjindustries.com. You may also address any correspondence to the Chairman of the Board, chairmen of the committees or to the non-employee Directors at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Corporate Governance Materials

Shareholders can see the Company’s Corporate Governance Guidelines and Profile, Charters of the Audit Committee, Compensation Committee, Corporate Responsibility Committee, Executive Committee, Governance Committee, Risk Committee, and Strategy & Finance Committee, and Codes of Ethics on the Company’s website at www.sjindustries.com under

Investors>Corporate Governance. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders without charge upon request to the Corporate Secretary at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Board Evaluation Process

The Governance Committee implements the Board Evaluation Process on an annual basis as a method of evaluating the effectiveness of the Board and Committees and to identify opportunities for Board enhancement. The 360° Third-Party Board Effectiveness Evaluation is conducted on an annual basis. The Committee engages an independent, third-party facilitator and uses surveys and interviews to ensure robust feedback. The third-party facilitator is reevaluated periodically to ensure that the feedback remains robust. The goal of the process is to gather anonymous input from Directors regarding the performance and effectiveness of the Board, the Board Committees, and individual Directors by evaluating the contribution of individual directors, Board and Committee culture, Committee roles and responsibilities and an evaluation of the alignment of members skill sets with SJI’s current and future strategic needs. The Executive Team participates in the assessment and interview process. Following the assessment, the Governance Committee and the Chairman of the Board are responsible for implementing the recommendations generated from the evaluation results.

Meetings of the Board of Directors and its Committees

The Board of Directors met 12 times in 2019.
Each Director attended 75 percent or more of the total number of Board meetings and the Board committee meetings on which he or she served, with the exception of Director Campbell, who attended 70% due to a family illness.
	Each Director attended the 2019 Annual Meeting of Shareholders	It is the Board’s policy that the Independent Directors meet in Executive Session at every in-person meeting of the Board or its Committees.	During 2019, the Independent Directors met five times at SJI Board meetings. In addition the Independent Directors of SJI Committees met in executive session approximately twenty eight times.
Topics of these Full Board sessions included CEO and Officer Performance and Compensation, Succession Planning, Director Tenure, Retirement Age, Strategy and Discussions of Corporate Governance. Director Higgins, Chairman of the Board, chaired the meetings of the Independent Directors.

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Corporate Governance

	Age	Director Since	Audit Committee	Compensation Committee	Corporate Responsibility Committee	Executive Committee	Governance Committee	Risk Committee	Strategy & Finance Committee
Sarah Barpoulis	55	2012	Xc	X		X			X
Thomas Bracken	72	2004			X	X	Xc		X
Keith Campbell	65	2000		X	X			X
Victor Fortkiewicz	68	2010			Xc			X
Sheila Hartnett-Devlin	61	1999	X				X		X
Walter M. Higgins*	75	2008
G. Edison Holland, Jr.	66	2019	X				X	X
Sunita Holzer	58	2011		Xc	X	X		X
Kevin M. O’Dowd**	47	2020
Michael Renna	52	2014				X
Joseph Rigby	63	2016	X	X					Xc
Frank Sims	69	2012	X			X	X	Xc
c	Committee chaiman
*	Walter Higgins is and will continue to serve as an ex-officio member of the each of the Board Committees until his retirement on April 24, 2020. At that time the Board of Directors will elect a new independent non-executive Chairman who will also be appointed as an ex-officio member of the Committee.
**	The Company expects that Mr. O’Dowd will be appointed to committees by the Board following the Company’s 2020 Annual Meeting of shareholders.

Audit Committee

The Board’s Audit Committee, which met eight times during 2019, is comprised of “Independent” Directors: Sarah M. Barpoulis, Chairman; Sheila Hartnett-Devlin; G. Edison Holland, Jr. appointed as of September 12, 2019; Joseph M. Rigby; and Frank L. Sims. Walter Higgins serves as an ex-officio member of the Committee. The Board determined that no member of the Audit Committee has a material relationship that would jeopardize such member’s ability to exercise independent judgment. The Board of Directors designated each member of the Audit Committee as an “audit committee financial expert” as defined by applicable Securities and Exchange Commission rules and regulations. The Audit Committee: (1) annually engages and evaluates an independent registered public accounting firm for appointment, subject to Board approval and shareholder ratification, as auditors of the Company and has the authority to unilaterally retain, compensate and terminate the Company’s independent registered public accounting firm; (2) reviews with the independent registered public accounting firm the scope and results of each annual audit; (3) reviews with the independent registered public accounting firm, the Company’s internal auditors and management, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing; and

(4) establishes policies and procedures for engaging the independent registered public accounting firm to provide audit and permitted non-audit services and (5) considers the possible effect on the objectivity and independence of the independent registered public accounting firm of any non-audit services to be rendered to the Company.

The Audit Committee is also responsible for reviewing the Company’s major financial risk exposures and the steps Management has taken to monitor and control these exposures and reviewing the guidelines and policies that govern the process by which risk assessment and management is undertaken by the Board and Management.

The Audit Committee members meet in Executive Session with Internal Audit and the independent accounting firm at each in-person meeting.

The Committee Charter is available on our website at www.sjindustries.com, under the heading “Investors”. You may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Compensation Committee

The Board’s Compensation Committee, which met seven times during 2019, is comprised of the following directors who are independent under SEC and NYSE rules: Sunita Holzer, Chairman; Sarah M. Barpoulis; Keith S. Campbell; and Joseph M. Rigby. Walter Higgins serves as an ex-officio member of the Committee. Each member of the Compensation Committee met the enhanced independence standards under NYSE rules for committee membership. The Compensation Committee carries out the responsibilities delegated by the Board relating to the review and determination of executive compensation as well as the structure and performance of significant, long-term employee defined benefits and defined contribution plans.

The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

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Corporate Governance

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an Officer or employee of the Company, or any of its subsidiaries or affiliates. During the last fiscal year, none of the Company’s

Executive Officers served on a compensation committee or as a Director for any other publicly traded company.

Corporate Responsibility Committee

The Board’s Corporate Responsibility Committee, which met four times during 2019, is comprised of “Independent” Directors: Victor A. Fortkiewicz, Chairman; Thomas A. Bracken; Keith S. Campbell; and Sunita Holzer. Walter Higgins serves as an ex-officio member of the Committee. The Committee provides oversight, monitoring and guidance of environmental and social related matters including safety, corporate and social citizenship, public and legal policy, work force initiatives, corporate culture, environmental stewardship and compliance, political and regulatory activities, sustainability, employee work life, and economic and social vitality in the communities and markets in which the Company operates.

The Committee also oversees the production of the Company’s annual Environmental, Social and Governance (ESG) Report, which conveys how the Company links the business with sustainable practices. The ESG at report is available on https://www.sjindustries.com/esg/Home.

Management presents an update of the Company’s Environmental, Social and Governance (ESG) activities at each Corporate

Responsibility Committee meeting. In 2018, a board appointed ESG management Committee was created to develop and implement the Company’s key ESG and corporate social responsibility strategies, initiatives and policies and to assist the Board in its oversight, monitoring and guidance of SJI’s key environmental, social and sustainability areas. This includes oversight of SJI’s commitment to safety, environmental, health, human rights, employee relations, governance and community support strategies. The ESG Committee includes cross-functional members of management from key areas of the Company such as human resources, legal, risk management, communications, safety, and environment.

The Corporate Responsibility Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Executive Committee

The Board’s Executive Committee is comprised of the Chairman of the Board, the CEO and the Chairs of the Audit, Compensation, Governance and Risk Committees. The Executive Committee acts as directed by or on behalf of the Board of Directors during intervals between the meetings of the Board of Directors in the event a quorum of the Board is not available and, if at the discretion of the Chairman of the Board, immediate action is needed. The Committee also: reviews and investigates other matters as directed by the Board of Directors; reviews and recommends to the Board the organizational structure of the Company; reviews and recommends to the Board the Officers of the Company and its direct subsidiaries; reviews and recommends to the Board the composition and leadership of the Management Risk and Trust committees; monitors and/or implements the review or investigation of matters related to or involving the Company’s Officers; and takes action on such matters delegated to the Committee by the Board.

The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Governance Committee

The Board’s Governance Committee, which met six times during 2019, is comprised of “the following directors who are independent under NYSE rules: Thomas A. Bracken, Chairman; Victor A. Fortkiewicz through April 15, 2019; Sheila Hartnett-Devlin; G. Edison Holland, Jr. as of September 12, 2019; and Frank L. Sims. Walter Higgins serves as an ex-officio member of the Committee. Among its functions, the Governance Committee: (1) maintains a list of prospective candidates for Director, including those recommended by shareholders; (2) reviews the qualifications of candidates for Director (to review minimum qualifications for Director candidates, please see the Company’s Corporate Guidelines available on our website at www.sjindustries.com under the heading “Investors”. These guidelines include consideration of education, experience, judgment, diversity and other applicable and relevant skills as determined by an assessment of the Board’s needs when an opening exists); (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to be voted on by the shareholders; and (4) is responsible for monitoring the implementation of the Company’s Corporate Governance Guidelines.

The Governance Committee reviews with the Board, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the current Board make-up and the Company’s strategic forecast. The criteria that the Governance Committee assesses includes issues of industry experience, education, general business and leadership experience, judgment, diversity, age, and other applicable and relevant skills as determined by the Governance Committee’s assessment of the Board’s current needs. The Governance Committee also conducts a diversity assessment which includes a review of Board composition with regard to race, gender, age and geography.

In conjunction with the Board’s self-evaluation process and its review of the cumulative Board’s Skills Matrix (see page 10) the Governance Committee identified the criteria that it believed was most relevant for the Board’s composition in the foreseeable future. The criteria identified were (1) experience and responsibility for the strategic direction and day-today operation of a large organization; (2) experience and responsibility for strategic oversight and organizational development; (3) extensive utility industry experience (4) regulatory experience and (5) legal experience. Members of the Board and members of the Company’s Senior Executive team were asked to make recommendations for potential director nominees. Each of the recent Board appointed nominees, Messrs. Holland and O’Dowd were identified and recommended by a Board member and an Executive Officer of the Company respectively.

The Governance Committee will consider nominees for the Board recommended by shareholders and submitted in compliance with the Company’s bylaws, in writing, to the Corporate Secretary of the Company. The Governance Committee uses the same criteria for evaluating nominees regardless of the source of referral. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Company’s Corporate Secretary

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Corporate Governance

at 1 South Jersey Plaza, Folsom, New Jersey 08037, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a Director.

The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Risk Committee

The Risk Committee met four times in 2019. The committee is comprised of “Independent” directors: Frank L. Sims, Chairman; Keith S. Campbell; Victor A. Fortkiewicz; G. Edison Holland, Jr. as of September 12, 2019; and Sunita Holzer. Walter Higgins serves as an ex-officio member of the Committee. The purpose of the Risk Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with regard to the risks inherent in the business of SJI and the control processes with respect to such risks.

The Risk Committee of the Board monitors major strategic risks and the potential impact on the execution of the Company’s strategic plans and oversees and reviews the Company’s risk assessment process, and risk management strategy and programs. The committee also reviews the guidelines and policies that management uses to assess and manage exposure to risk and it reviews major financial risk exposures as well as the steps management has taken to monitor and control such exposure. The Committee presents its findings to the full Board, which is charged with approving the Company’s risk appetite.

The Company has two internal Risk Management Committees that report to the Board Risk Committee at least quarterly. The SJI Risk Management Committee (RMC), established 1998, is responsible for overseeing the energy transactions and the related risks for all the SJI companies. The SJI Utilities, Inc. RMC is responsible for gas supply risk management. Annually, the Board approves the RMC members which include management from key Company areas such as finance, risk management, legal and business operations.

Enterprise Risk Management (ERM) is a company-wide systematic approach to identify, assess, monitor, and mitigate potential risks as well as seize strategic opportunities. A risk management Committee made up of members of senior management conducts Quarterly meetings with business area leaders to identify and assess the likelihood, criticality, and financial impact of each risks. The results are then analyzed and reported to the Risk Management Committee (RMC) via an ERM Dashboard. In addition, a monthly Risk Dashboard Report; including Key Risk Indictors and Strategic Risks is distributed to the RMC. The quarterly meetings conducted with the RMC and Risk Management Committee of the Board, include discussions around the ERM process, its purpose, mitigation strategies, and opportunities.

The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

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Corporate Governance

Risk Allocation

In addition to the Risk Committee, the Board has allocated its risk oversight duties to various committees of the Board:

Risk Areas		Board Responsibility
Corporate:
•	Strategic and Financing	Strategy & Finance Committee
•	Capital Allocation/Requirements
•	Enterprise Wide Risk Management	Risk Committee
•	Major Financial Risk Exposures	Audit Committee
Operational:
•	Markets/Competition	Risk Committee & Strategy & Finance Committee
•	Regulatory/Legislative	Risk Committee
•	Supplier
•	Operations
•	Information Technology
•	Cybersecurity
Financial:		Audit Committee
•	Guidelines and Policies for Risk Assessment and Management
•	Major Financial Risk
•	Financial Reporting
•	Financial Disclosure
•	Financial Controls
•	Accounting/Taxes
Corporate Responsibility:		Corporate Responsibility Committee
•	Legal
•	Ethical
•	Corporate and Social Citizenship
•	Environmental
•	Safety
•	Sustainability Culture and Human Capital
Compensation		Compensation Committee
•	Compensation Program
•	Retirement Plans

Strategy & Finance Committee

The Strategy & Finance Committee met eleven times in 2019.The committee was comprised of “Independent” directors: Joseph M. Rigby, Chairman; Sarah M. Barpoulis; Thomas A. Bracken; and Sheila Hartnett-Devlin. Walter Higgins serves as an ex-officio member of the Committee. The purpose of the Strategy & Finance Committee is to assist the Board of Directors in fulfilling its oversight of the Company’s strategic, financial and financing plans.

The Strategy & Finance Committee advises the Board of Directors and provides input and support to Management in the development of the Company’s long-term strategic, operating, capital and financing plans.

The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

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Corporate Governance

2019 Director Compensation Program*

It is the Company’s intention to set director compensation levels at or near the market median relative to directors at companies of comparable size, industry, and scope of operations in order to ensure directors are paid competitively for their time commitment and responsibilities. A market competitive package is important because it enables us to attract and retain highly qualified directors who are critical to our long-term success.

In 2019, the Governance Committee engaged Pearl Meyer as its independent consultant to review the Company’s Director Compensation Program (Program) to ensure that the Board attracts and retains highly qualified Directors. For the 2019 study, we considered market data for directors of the same set of peer companies considered for our executive compensation programs, as well as the NACD Director Compensation Report. Directors who are employees of the Company or its affiliates do not receive separate compensation for their Board activities. The study revealed that the Program is aligned with market median practices, as is the design and pay mix between cash and equity.

Cash—Annual Retainer for Board Service	$65,000
Restricted Stock—awarded in January (1)	$105,000
Independent Subsidiary Chairman Retainer (2)	$8,000
Non-Executive Chairman—stock and cash retainer (3)	$80,000
Annual Committee Chair Fees (4):
Audit	$15,000
Compensation	$12,500
Corp. Resp.	$7,500
Governance	$8,750
Risk	$7,500
Strategy & Finance	$7,500
Annual Committee Member Fees (4)
Audit	$15,000
Compensation	$10,000
Corp. Resp.	$5,000
Governance	$7,500
Risk	$5,000
Strategy & Finance	$7,500
Non-Executive Chairman	$25,000

*There were no changes in Director Compensation program for 2020.

(1)	The value of the shares is based on the daily average share price for the period July 1 through December 31 of the prior year.
(2)	The annual retainer for the Independent Subsidiary Chairman is payable monthly. The Chairman of the Board of Directors and non-independent directors are not eligible to receive the Independent Subsidiary Chairman annual retainer.
(3)	The Non-Executive Chairman retainer is comprised of 50% stock and 50% cash. The cash portion is payable monthly.
(4)	Committee Chair fees and Committee Member Fees are payable monthly.
(5)	Meeting Fees were eliminated in February 2019.

Directors are reimbursed for their travel expenses, upon request. In addition to the above compensation program, Directors who joined the Board before April 2011 are eligible for group life insurance.

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Corporate Governance

Independent Director Compensation for Fiscal Year 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Sarah M. Barpoulis	112,500	86,075	—	—	—	106	198,681
Thomas A. Bracken	93,750	86,075	—	—	—	400	180,225
Keith S. Campbell	85,000	86,075	—	—	—	400	171,475
Victor A. Fortkiewicz	90,000	86,075	—	—	—	400	176,475
Sheila Hartnett-Devlin	95,000	86,075	—	—	—	400	181,475
Walter M. Higgins III	130,000	118,854	—	—	—	400	249,254
G. Edison Holland	26,979	30,555	—	—	—	—	57,534
Sunita Holzer	97,500	86,075	—	—	—	106	183,681
Joseph M. Rigby	105,000	86,075	—	—	—	106	191,181
Frank L. Sims	100,000	86,075	—	—	—	106	186,181
(1)	Per the 2019 Director Compensation Program, except for Director Higgins, the independent directors were granted 3,201 shares of restricted stock valued at $104,992.80 using the daily closing prices for the last two quarters of 2018. Director Higgins, as Chairman of the Board, was granted 4,420 restricted stock valued at $144,976.00. The above chart reflects the aggregate grant date fair value of restricted common stock awards granted in the respective fiscal year, calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation - Stock Compensation, which requires that the grant be measured at the grant date fair value.
(2)	Represents payments made by SJI for group life insurance and accident protection insurance.
(3)	Mr. Holland was granted 933 shares of restricted stock valued at approximately $30,625 using the daily closing prices for the last two quarters of 2018. His annual restricted stock award was pro-rated because he was appointed to the Board on September 12, 2019. The above chart reflects the aggregate grant date fair value of restricted common stock awards granted in the respective fiscal year, calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation - Stock Compensation, which requires that the grant be measured at the grant date fair value.

Policies and Procedures for Related Party Transactions

Pursuant to a policy adopted by the Company’s Governance Committee, the Company’s executive officers, directors, and principal shareholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with the Company without the Governance Committee’s or other independent Board committee’s prior consent, in cases in which it is inappropriate for the Governance Committee to review the transaction due to a conflict of interest.

In approving or rejecting the proposed transaction, the Governance Committee shall consider the facts and circumstances available and deemed relevant to the Committee. The Governance Committee shall approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, the Company’s best interests, as the Governance Committee determines in the good faith exercise of its discretion.

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Audit Committee Report

The Board’s Audit Committee comprises six directors, each of whom is independent as defined under the listing standards of the New York Stock Exchange. The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee’s activities and scope of its responsibilities are set forth in a written charter adopted by the Board, and is posted on the Company’s website at www.sjindustries.com under the heading “Investors.”

In accordance with its Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial statements and financial reporting practices. Management has the primary responsibility for preparing the Company’s financial statements and for assessing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”). Deloitte is responsible for independently examining the Company’s financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and issuing a report thereon.

In performing its oversight, the Audit Committee monitors financial results and discusses the Company’s accounting practices and areas requiring significant management estimates or judgement with management and Deloitte. The Audit Committee reviews with Deloitte all communications required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and, with and without management present, reviews and discusses the quality of the financial statements, clarity and completeness of the related disclosures, and the effectiveness of internal control over financial reporting. The Audit Committee receives and discusses reports from the Company’s internal audit department on the effectiveness of internal control over financial reporting and any changes to the Company’s internal controls. The Committee then periodically consults separately with the head of internal audit, out of the presence of management, about internal control over financial reporting, and reviews any recommendations and management’s response.

The Audit Committee has received from Deloitte the written disclosures and letter regarding its independence from the Company as required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. The Audit Committee requires that all services of Deloitte be pre-approved by the Audit Committee or the Audit Committee Chair. The Audit Committee has considered whether Deloitte’s provision of non-audit services to the Company and the total fees paid for non-audit services relative to fees paid for audit services are compatible with maintaining Deloitte’s independence. On the basis of its review, the Audit Committee determined that Deloitte has the requisite independence.

Based on the above-mentioned reviews and discussions with management, internal audit and Deloitte, the Audit Committee recommended to the Board that the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the Securities and Exchange Commission.

Audit Committee
Sarah M. Barpoulis, Chairman
Walter M. Higgins III, Ex-Officio Member
Sheila Hartnett-Devlin
G. Edison Holland (appointed September 2019)
Joseph M. Rigby
Frank L. Sims

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Corporate Governance

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee is responsible for compensating the independent registered public accountants for services performed, including both audit and non-audit services. To ensure the provision of services to the Company is compatible with maintaining the accountants’ independence, in accordance with its charter, the Audit Committee must pre-approve all services provided by Deloitte. Prior to approving, the Audit Committee discussed these services with management and Deloitte to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The fees for all services provided by the independent registered public accounting firm to the Company during 2019 and 2018 are contained in the table below. The Audit Committee believes these fees to be reasonable in light of the Company’s activity. Tax fees were higher in 2018 due to the implementation of the Tax Cuts and Jobs Act. 2019 audit fees reflect additional audit work related to the acquisition of Elizabethtown Gas Company and Elkton Gas Company during 2018. Specifically, the 2019 audit fees reflect the inclusion of management’s implementation of internal controls associated with the acquired entities in the independent registered public accounting firm’s audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019. In addition, the 2019 audit fees include audit work related to the implementation of new systems necessary to complete the integration of the acquired companies in anticipation of the end of the transition services provided by Southern Company, along with a public debt offering completed in 2019.

The fees for all services provided by the independent registered public accounting firm to the Company during 2019 and 2018 are as follows:

FY 2019		FY 2018
Audit Fees (a)	$4,711,025	Audit Fees (a)	$3,718,000
Audit-Related Fees (b)	—	Audit-Related Fees (b)	—
Tax Fees (c)	250,562	Tax Fees (c)	525,415
All Other Fees (d)	2,021	All Other Fees	—
Total	$4,963,608	Total	$4,243,415
(a)	Fees for audit services billed or expected to be billed relating to fiscal 2019 and 2018 include audits of the Company’s annual financial statements, evaluation and reporting on the effectiveness of the Company’s internal controls over financial reporting, reviews of the Company’s quarterly financial statements, comfort letters, consents and other services related to Securities and Exchange Commission matters.
(b)	SJI did not incur any fees for audit-related services during fiscal 2019 and 2018.
(c)	Fees for tax services provided during fiscal 2019 and 2018 consisted of tax compliance and compliance-related research. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and Federal, state and local income tax return assistance.
(d)	Other fees billed by Deloitte for research tools and subscription services.

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PROPOSAL 2 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

CD&A AT-A-GLANCE

This year’s Compensation Discussion and Analysis (CD&A) reviews the objectives and elements of SJI’s executive compensation program and discusses the 2019 compensation of our Named Executive Officers (“NEOs”) listed below. It also explains the actions the Compensation Committee (“the Committee”) took based on its ongoing commitment to consider investor feedback and ensure our senior leadership team remains focused on creating long-term shareholder value. During 2019, we:

Conducted a shareholder outreach campaign, with a significant focus on executive compensation matters	➢	Reached out to approximately 35 of our top shareholders, representing more than approximately 66% of shares outstanding
➢
Members of the Board of Directors, including the Chairman of the Board and the Chairman of the Committee, met in person/telephonically with nine of our 10 top shareholders, representing approximately 30% of shares outstanding

Engaged a new independent compensation consultant	➢
Retained Pearl Meyer to gain further insight on pay practices and ensure that our program effectively balances competitive market practices, investor expectations, best-practice governance standards and our business strategy

Prior to understanding from our shareholders and ISS in March, 2019, of their disagreement/disapproval of our late 2018/early 2019 use of enhancements of the Non-Qualified Employee Retirement Plan (“SERP”) to facilitate a corporate restructuring and downsizing of the senior executive roles, we had used that vehicle to make these changes. After that it was never used again.
	➢	Determined that the SERP will not be used to provide enhanced future benefits under any circumstances. In addition, the SERP was frozen in 2016 for the enrollment of new participants.
Did not grant any Special Recognition Awards to the NEOs	➢	Discontinued the use of one-time special cash awards and equity grants to current NEOs (referred to as Special Recognition Awards) and to all NEOs in the future*
Did not increase base salaries for the NEOs	➢	There will be no base salary increase for the incumbent NEOs for 2020.
Made changes to our Annual Incentive Plan (“AIP”) to improve line-of-sight between performance and payout results	➢	For 2019, added a Company Balanced Scorecard with pre-determined, quantifiable safety, diversity and inclusion, and employee engagement objectives
➢
For 2020, implemented a new AIP design that creates better alignment to relative Total Shareholder Return (“TSR”) and prioritizes corporate goals in line with shareholder interests. For example, AIP payout will be capped at 100% if the Company’s one-year relative TSR does not achieve the 25th percentile, and is otherwise capped at 150%.

Strengthened the link between pay and performance in our Long-Term Incentive (“LTI”) Plan and better aligned the design provisions with those of our peer group	➢	For 2019, adjusted relative TSR threshold performance level and payout opportunities to align better with market practices and shareholder expectations
➢
For grants starting in 2020, approved a relative Total Shareholder Return (“TSR”) threshold performance trigger. If SJI does not achieve 3-year relative, threshold TSR, there will be no payout on the TSR portion of the award and the EPS portion will be capped at 50% of target, regardless of EPS performance

Updated our Clawback Policy to be more robust	➢
Extended clawback to apply to material violations of Code of Ethics and other company policies (in addition to instances of material negative financial restatement due to fraud, negligence, or intentional misconduct)

Modified the treatment of equity vesting under certain termination scenarios	➢
Effective 1/1/2020, eliminated full vesting of unvested TBRSU shares if an executive terminates from SJI (without Cause under the Officer Severance Plan) and PBRSU shares upon a change-in-control to better align with market practice of providing a pro-rated payment based on termination date

*	Inducement bonuses and equity grants for newly hired NEOs and/or pay adjustments (i.e., base salary and/or target incentive award opportunity increases) related to internal promotions are not considered Special Recognition Awards

During 2019, our senior leadership team achieved critical financial objectives and continued to execute on our Business Transformation Plan by driving forward the strategic initiatives that reinforce our focus on reliable, repeatable earnings that complement regulated growth. We also successfully executed on our Chief Financial Officer (CFO) leadership transition plan, by seamlessly onboarding Ms. Cielo Hernandez into the CFO role early in the year.

More details about our shareholder outreach efforts, our 2019 business achievements and the resulting compensation actions taken by the Compensation Committee are in the following pages of our CD&A.

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Compensation Discussion & Analysis

2019 Named Executive Officers

Name	Position as of December 31, 2019
Michael J. Renna	President and Chief Executive Officer
Cielo Hernandez(1)	Senior Vice President and Chief Financial Officer
David Robbins Jr.	Senior Vice President and President of SJI Utilities, Inc.
Kathleen A. McEndy(2)	Senior Vice President and Chief Administrative Officer
Melissa J. Orsen	Senior Vice President and General Counsel
Kenneth A. Lynch(1)	Former Senior Vice President and Chief Accounting and Risk Officer and Principal Financial Officer
(1)	Ms. Hernandez replaced Mr. Lynch as principal financial officer upon her appointment as Senior Vice President and Chief Financial Officer on January 14, 2019. Mr. Lynch retired from the Company on March 31, 2019. See “Change in Principal Financial Officer” below.
(2)	Ms. McEndy retired from the Company on January 31, 2020.

Change in Principal Financial Officer. Ms. Cielo Hernandez joined SJI in the role of Senior Vice President and Chief Financial Officer, effective January 14, 2019. In her role, Ms. Hernandez is responsible for maintaining the organization’s fiscal strength, enabling profitable operation through effective strategic planning and oversight of financial activities. Effective with her appointment on January 14, 2019, Ms. Hernandez replaced Mr. Kenneth A.

Lynch, our Senior Vice President and Chief Accounting and Risk Officer who had assumed the role of principal financial officer on August 17, 2018. Following replacement by Ms. Hernandez, Mr. Lynch continued to serve as our Senior Vice President and Chief Accounting and Risk Officer until he retired from the Company on March 31, 2019.

BOARD RESPONSIVENESS TO SHAREHOLDER FEEDBACK

We periodically meet with our shareholders to discuss business topics, seek feedback on our performance, and address other matters such as executive compensation. We increased the focus and intensity of our shareholder engagement as a result of our most recent say-on-pay vote, which yielded approximately 45% support for our executive compensation program (well below our historically strong support of greater than 95%, the average of results from fiscal years 2014 to 2018). The Board took this result as a strong indicator to increase its shareholder engagement efforts and, as such, reached out to approximately 35 of our largest shareholders, aggregating approximately 66% of our outstanding shares. Members of the Board of Directors, including the Chairman of the Board and the Chairman of the Compensation Committee, met with nine of our ten top shareholders (eight meetings were in person), representing approximately 30% of our shares outstanding. Our largest shareholder, which cast a vote in favor of our most recent say-on-pay vote, did not accept our invitation for an engagement meeting.

A key objective of our 2019 outreach efforts was to listen to our shareholders and better understand their perspectives on our executive compensation program and any concerns that motivated the lower level of support for our 2019 say-on-pay proposal. As part of this process, the Committee also retained Pearl Meyer, a leading independent compensation consulting firm, to gain further insight on current pay practices and ensure that our approach going forward effectively balances competitive market practices, shareholder expectations, best-practice governance standards and our business strategy.

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Compensation Discussion & Analysis

What We Heard and How We Responded

Our investors are highly supportive of our overall program design and its significant emphasis on performance-based pay – 70% of our LTI awards are granted using performance-based equity. However, there were some common concerns about one-time recognition (“Special Recognition Award”) awards to then current NEOs and most agreed that the existing connection between pay and performance could be enhanced. We also gained a better understanding of where we could be more transparent as shareholders sought more clarity in our executive compensation program disclosures. In response, we have taken multiple steps to address investor concerns, which are summarized below.

Shareholder Feedback		Committee Response
SERP	Shareholders were concerned that SJI provided severance and additional service credits under the SERP to certain NEOs during 2018 and early 2019.
The SERP was closed to new participants in 2016 and will no longer be used to provide enhanced future benefits under any circumstances. Any additional credits received by NEOs during 2018 and early 2019 were part of the Board’s succession planning and leadership transition strategy and were granted in accordance with the Company’s Business Transformation Plan. No NEO will ever receive additional SERP credits at any time in the future.

One-Time Awards	Shareholders were concerned that SJI provided Special Recognition Awards to certain then current NEOs during 2018	The Committee did not provide any one-time Special Recognition Awards to current NEO’s during 2019 and will discontinue the use of such awards to all NEOs in the future.*
Pay for Performance Alignment	Shareholders sought a stronger link between pay and stock price performance
With LTI grants starting in 2020, performance-based equity awards will be based on pre-determined relative TSR and absolute cumulative economic earnings growth (weighted equally). However, if the Company does not achieve the threshold relative TSR goal, there will be no payout on the TSR portion of the award and the EPS portion will be capped at 50% of target, regardless of EPS performance. In addition, to better align the design of the LTI plan with market practices and shareholder expectations, starting with 2020 grants, the Committee:

		•	Adjusted the relative TSR threshold performance level from the 35th percentile to the 25th percentile; and
		•	Lowered potential award payout at threshold to 40% from 50% of target, which is slightly below the peer average.
AIP	Shareholders wanted to better understand the mechanics of our annual incentive plan
For 2020, we are continuing to create greater uniformity in the AIP’s structure/mechanics, prioritize corporate goals in line with shareholder interests and strengthen the goal-setting process (see 2020 Annual Incentive Plan Design chart on following page):

•
Awards for all NEOs will be weighted: (i) 70% on the satisfaction of certain pre-determined financial metrics; and (ii) 30% on the achievement of certain pre-determined stakeholder metrics measuring corporate performance and set forth in a Company Balanced Scorecard (including customer and other strategic objectives that drive long-term shareholder value). There will not be variation in weightings among the NEOs.

•
The Committee will have the discretion to modify award payouts downward or upward to differentiate and reward individual contributions, based on the accomplishment of certain objectives like those in the Individual Business Unit Balanced Scorecard.

		•	Annual Incentive payout will be capped at 100% if the Company’s one-year relative TSR does not achieve the 25th percentile, and is otherwise capped at 150%.
		•	The plan will not contain a pool funding component.
Environmental, Safety and Governance (ESG) Metrics	Shareholders would like to see more materiality focused ESG/Corporate Culture metrics in the AIP
The Company Balanced Scorecard under the AIP includes quantifiable safety, diversity and inclusion and employee engagement objectives (see page 39). We also invite you to review our ESG Report, which is available on the Company’s website at http://www.sjindustries.com/esg/home.

Executive Compensation Disclosure	Shareholders felt our disclosure could be clearer	We have reorganized our CD&A to better align with best-practice narratives and refreshed the language to enhance readability.

* Inducement bonuses and equity grants for newly hired NEOs and/or pay adjustments (i.e., base salary and/or target incentive award opportunity increases) related to internal promotions are not considered Special Recognition Awards

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Compensation Discussion & Analysis

2020 Annual Incentive Plan Design

WHAT GUIDES OUR PROGRAM

Compensation Philosophy and Guiding Principles

The executive compensation program is designed to keep our senior leadership team focused on the seamless execution of the Company’s strategic plan and deliver shareholder value over the long term. As such, executive compensation program decisions are grounded in the following principles:

•	Alignment with Shareholder Interests. Our executive compensation program should emphasize variable compensation, with a focus on equity-based compensation, as a valuable means of aligning the interests of our NEOs with those of our shareholders.
•	Accountability for Performance. Our executive compensation program should directly and measurably link pay to business and individual performance with a substantial portion of compensation designed to create incentives for superior performance and meaningful consequences for below target performance.
•	Support our Business Goals. Our executive compensation program should drive short- and long-term financial, operational and strategic objectives and reward NEOs for performance relative to the businesses for which they are responsible as well as for overall Company performance.
•	Competition Among Peers. Our executive compensation program should enable us to attract and retain key executives by providing a total compensation program that is competitive with the market in which we compete for executive talent.

Elements of Pay

Our compensation philosophy is supported by the following principal pay elements:

Pay Element	Description	Rationale
Salary	Fixed cash opportunity	Provides stable market based compensation for role, level of responsibility and experience. Forms basis for other pay elements
Annual Incentive Plan (“AIP”)
Annual cash compensation with variable payout based on achievement of pre-determined corporate/business unit economic earnings goals and individual balanced scorecard objectives (other strategic non-earnings goals) for the fiscal year
Drives and incentivizes annual performance across key financial and individual performance measures
Long-Term Incentives (“LTI”)
LTI is granted 70% in performance-based restricted stock units (“PBRSUs”), based on 3-year relative Total Shareholder Return (“TSR”) vs. peers and 3-year economic earnings growth, and 30% in time-based restricted stock units (“TBRSUs”)

PBRSU portion of awards, representing significant majority of total LTI opportunity, requires achievement of threshold level of performance for any payout; Combination of PBRSUs and TBRSUs drives long-term financial performance, shareholder value and executive retention

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Compensation Discussion & Analysis

We note that pursuant to SEC regulations, the Summary Compensation Table on page 45 shows total compensation for our NEOs, including not only the valuation of the major elements of our program listed above, but also other numbers that we do not consider to be a significant driver of our overall pay philosophy. For example, the Summary Compensation Table includes a column for the change in pension value and nonqualified compensation earnings which is an actuarily determined year over year change in the value of a pension balance and clearly not reflective of Committee thought process and decision making within the scheme of our compensation philosophy. For this reason, we included an additional and separate column in the Summary Compensation Table that reflects total compensation minus the change in pension value and nonqualified compensation earnings for our NEOs. For the following reasons, among others, we believe this number is more representative of actual compensation, as it pertains to the 2017 through 2019 fiscal years:

•	As we have previously disclosed, the number shown for Mr. Renna in the Change in Pension Value and Nonqualified Compensation Earnings column for 2017 is reflective of his entering the SERP upon turning 50 in 2017. As a result, this number reflects the accumulation of his SERP benefit earned based on all his service from his original hire date (20 years) but never previously reported. For 2018 and going forward, the number shown in the Change in Pension Value and Nonqualified Compensation Earnings Column each year will reflect only one year of service for each NEO.
•	For the 2019 fiscal year, not only does the number shown for Mr. Renna in the Change in Pension Value and Nonqualified Compensation Earnings column reflect an additional year of service, it also reflects changes due to outside economic factors that caused a significant decrease in the plan discount rate that in turn significantly increased the Change in Pension Value and Nonqualified Compensation Earnings.
•	Mr. Renna’s pension value increased by $2,966,000 during 2019, with $2,021,000 of this increase attributable to changes in a variety of actuarily required assumptions, including but not limited to the decrease in discount rate from 4.39% to 3.49%. The remaining $945,000 was due to the increase in his accrued benefit attributable to the additional year of service and updated pay under the SERP plan formula. Therefore, the majority of the total increase in pension value during 2019 was caused by outside economic factors that influence the calculation of Mr. Renna’s benefit value under a final average earnings formula. Any increase or decrease in the pension value recorded on the table that is not attributable to an additional year of service is not relevant in considering pay for Mr. Renna during any year, including during 2019.

Pay Mix

The charts below show the target total direct compensation of our CEO and our other NEOs for 2019*. These charts illustrate that a majority of NEO total direct compensation is at-risk (76% for our CEO and an average of 62% for our other NEOs).

* Mr. Lynch is excluded from all other NEOs in the tables above, because he retired from the Company April 1, 2019 and, as a result did not receive 12 months of compensation for 2019. See “2019 Executive Compensation Program Elements – Base Salary” for further information.

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Compensation Discussion & Analysis

Good Governance Foundation

The following features of our executive compensation program promote sound compensation governance and are designed in the best interests of our shareholders and executives:

What We Do		What We Don’t Do
✔	Seventy (70) percent of LTI awards are performance-based for the NEOs	✘	No excise tax gross ups
✔	Three-year performance periods under our LTI awards	✘	No repricing or exchange of equity awards without shareholder approval
✔	Use a mix of absolute and relative financial performance metrics (including relative TSR) in the incentive plans, to avoid duplication of incentives across AIP and LTI plans.	✘	No employment agreements
✔	Caps on incentive awards	✘	No hedging or pledging of Company stock for employees or directors
✔	Use of ESG Metrics in AIP	✘	No tax gross ups for perquisites
✔	Change-in-control “double-trigger” for equity award vesting and severance benefits
✔	Robust claw-back policy applying to all incentive awards
✔	Limited number of perquisites
✔	Independent compensation consultant
✔	Robust stock ownership guidelines

The Decision-Making Process

The Compensation Committee oversees the executive compensation program for our NEOs and operates pursuant to a charter that complies with SEC rules and the corporate standards of the New York Stock Exchange (NYSE). The Committee is comprised of independent, non-employee members of the Board. The Committee works very closely with its independent consultant and senior management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in its charter, which may be accessed on our website at https://southjerseyindustries.gcs-web.com/committee-details/ compensation-committee.

The Role of the Compensation Committee. The Compensation Committee has the power and authority to oversee our compensation policies and programs and makes all compensation-related decisions for our NEOs. The Committee takes into account recommendations from its independent compensation consultant as well as the CEO (other than with respect to his own compensation); however, the Committee ultimately has final approval over all compensation decisions for all of our executive officers other than the CEO. The CEO does not participate in the deliberations of the Committee regarding his own compensation. Independent members of the Board make all final determinations regarding CEO compensation.

The Compensation Committee seeks to ensure that the total compensation paid to our NEOs is aligned with shareholder interests, is fair, reasonable and competitive, provides an appropriate balance of base pay and short-term and long-term incentives, and does not cause unnecessary risk-taking. All performance goals for the NEOs’ AIP awards are established at the beginning of each year for use in the performance evaluation process.

The Role of the CEO. The CEO annually reviews the performance of, and makes recommendations regarding, each of our NEOs (other than himself) to the Committee. The conclusions reached and recommendations based upon these reviews, including with respect to salary adjustment and annual and long-term incentive compensation plan target and actual payout amounts and performance metrics, are presented to the Committee. The Committee has the discretion to modify any recommended grant sizes and performance targets and, within the confines of the annual and long-term incentive compensation plans, the payouts to our executive officers.

The Role of the Independent Consultant. The Compensation Committee has the authority to engage and retain an independent compensation consultant to provide independent counsel and advice. At least annually, the Committee formally conducts an evaluation as to the effectiveness of the independent compensation consultant and periodically runs a request for proposal process to ensure the independent compensation consultant is meeting its needs. For 2019, the Committee continued its engagement with Clearbridge Compensation Group, LLC (“ClearBridge”) as the independent compensation consultant for matters related to executive compensation, including the determination of 2019 salaries and the making of 2019 annual and long-term incentive grants in April 2019. ClearBridge was retained through May 2019, at which time the Committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant for the remainder of 2019.

Pearl Meyer was engaged to support the Compensation Committee’s efforts to conduct a comprehensive analysis of the current executive compensation program, which was in direct response to shareholder feedback following the Company’s 2019 Annual Meeting of Shareholders. Pearl Meyer was selected as the independent consultant after an extensive review process conducted by the Committee.

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Compensation Discussion & Analysis

The following services were provided by the independent compensation consultants in 2019:

Consultant	Services Provided
ClearBridge	•	Review and recommendation regarding the compensation peer group for use in 2019
	•	Annual competitive market assessment and recommendations for 2019 compensation decisions
	•	Review, design and recommendations for the 2019 annual and long-term incentive plans, including all grants thereunder
	•	Other ad-hoc requests related to executive compensation market practices
Pearl Meyer	•	Review and recommendation regarding the peer group for use in 2020 executive compensation determinations
	•	Annual competitive market assessment and recommendations for 2020 compensation decisions
	•	Review, design and recommendations for the 2020 annual and long-term incentive plans
	•	Other ad-hoc requests related to executive compensation market practices

The Compensation Committee also reviews indirect compensation (non-qualified retirement plan and other benefits and change in control agreements) on a three-year cycle, or more frequently, if warranted, based on market conditions and the recommendation of the independent benefits consultant. During November of 2018, in connection with its review of SJI’s executive benefit programs, the Committee retained an independent benefits consultant, Pinnacle Financial Group (“Pinnacle”) to examine all components of the executive benefits program and provide an analysis of how the benefits compare with peers and the broad market.

The Compensation Committee reviewed its engagements with ClearBridge, Pearl Meyer and Pinnacle, including based on the factors set forth in the corporate governance standards of the New York Stock Exchange, and determined that there are no conflicts of interest between these firms and the Committee.

The Role of Market References/Benchmarking in Setting Compensation

2019 Compensation Peer Group. Along with reviewing the executive compensation program, the Committee reviews and determines the appropriate peer group companies for benchmarking purposes. Consistent with the goal of providing competitive compensation, the executive compensation programs are compared to those programs in place at identified peer companies. For the purposes of setting 2019 compensation levels, the Committee, in consultation with its independent consultant, ClearBridge, selected a peer group that was comprised of 14 similarly sized gas and other utility companies with comparable revenue and market capitalization. The peer group consists of the following companies:

Atmos Energy Corp.	Avista Corp.	Black Hills Corporation
National Fuel Gas Co.	New Jersey Resources Corp.	Northwest Natural Gas Co.
NorthWestern Corp.	ONE Gas, Inc.	PNM Resources, Inc.
Portland General Electric Co.	Southwest Gas Corp.	Spire, Inc.
Vectren Corp.*	WGL Holdings, Inc.*
*	Vectren Corp. was acquired by CenterPoint Energy on February 1, 2019; WGL Holdings, Inc. was acquired by AltaGas Ltd. on July 6, 2018

This peer group was consistent with the peer group used in 2018, except that Atmos Energy Corp. was added given its size and business relevance.

The Company used the above peer group for purposes of benchmarking salary, AIP, LTI, total direct compensation (salary plus AIP and LTI opportunities) and executive benefits.

The Committee believes that the peer group data and industry compensation studies give the Committee an independent view of the market “value” of each position on a comparative basis. While the Company does not target any particular percentile at which to align pay, the Committee uses the peer group median as a reference point when assessing compensation levels. Actual levels of pay depend on a variety of factors such as experience and individual and Company performance.

South Jersey Industries, Inc. - 2020 Proxy Statement |	35

Compensation Discussion & Analysis

2019 BUSINESS OVERVIEW

Fiscal 2019 Business Highlights

2019 financial performance is summarized below:

•	SJI GAAP income from continuing operations totaled $77.2 million in 2019 compared to $17.9 million in 2018.
•	SJI Economic Earnings totaled $103.0 million in 2019*, compared with $116.2 million in 2018. Strong performance by our utilities, merchant generation and reduced corporate overheads drove results, helping to offset the loss of income from non-core asset sales completed in 2018 and 2019, along with higher interest costs in 2019 .
•	GAAP Earnings Per Share totaled $0.84 in 2019 compared with $0.21 in the prior year.
•	Economic Earnings Per Share totaled $1.12 in 2019* compared with $1.38 in the prior year.
•	SJI Utilities contributed $122.2 million to both GAAP and Economic Earnings, compared to $77.7 million GAAP and $88.8 million Economic Earnings in 2018. The increase from utility operations compared with the prior year reflects the first full-year of contributions from Elizabethtown Gas and Elkton Gas. South Jersey Gas contributed $87.4 million to GAAP and Economic Earnings in 2019 through roll-in of infrastructure replacement program investments and customer growth. Elizabethtown Gas contributed $34.2 million, primarily reflecting customer growth and incremental relief from ETG’s rate case. Elkton Gas added $0.6 million.
•	Our commodity marketing and fuel management businesses within South Jersey Energy Group, contributed GAAP earnings of $(0.7) million compared with $60.4 million in 2018. In 2019, these businesses contributed $9.5 million to Economic Earnings , compared with $42.6 million in 2018, a 77.7% decrease. Despite growing contributions from our fuel management business and lower operating costs, Energy Group results reflect lower wholesale margins on daily energy trading activities tied to tighter spreads and milder weather which limited asset optimization opportunities.
•	Our energy production business, housed within South Jersey Energy Services, produced 2019 GAAP earnings of $(6.7) million compared with $(75.9) million in 2018, which includes impairments associated with the sale of various assets in 2018 and 2019. 2019 Economic Earnings were $(0.1) million compared with $(0.6) million for the prior year, reflecting improved results from CHP and account services offset by the absence of solar renewable energy credit (SREC) revenue due to the sale of solar assets and results from landfill activities.
•	SJI Midstream, contributed $4.2 million to GAAP and Economic Earnings in 2019, a 35.5% increase from 2018. The increase in 2019 stemmed from higher Allowance for Funds During Construction (AFUDC) as a result of higher cumulative spend.

*Annex A includes a reconciliation of our income from continuing operations and earnings per share from continuing operations to

Economic Earnings and Economic Earnings per share (in thousands, except per share data). Income from continuing operations and earnings per share from continuing operations are the most directly comparable measures reported under accounting principles generally accepted in the United States (“GAAP”)

Other key business and operational highlights for 2019 are as follows:

Regulatory Initiative Growth. SJI continued to focus efforts in 2019 on growing earnings from regulated assets and investments. In June, Elizabethtown Gas received authorization from the New Jersey Board of Public Utilities (NJBPU) for a $300M, five-year infrastructure investment program. Additionally, in November the NJBPU approved a base rate change for Elizabethtown Gas – reflecting substantial capital investments made to enhance system safety, reliability and resiliency. With this settlement, annual revenues from Elizabethtown Gas base rates are expected to increase by $34 million.

Reshaping SJI. In December 2019, SJI entered into agreements to sell both its Marina Thermal Facility, in Atlantic City, NJ and Elkton Gas, in Elkton, MD. These asset sales support our strategic plan – focusing investments, energy and resources on our core utilities while also helping strengthen our balance sheet in support of further opportunities for innovation and growth. Also of note, SJI continued developing the business intelligence and data resources vital to streamlining business operations and ensuring that needed process improvements and efficiencies are identified and pursued.

Business Integration. In our first full year operating Elizabethtown Gas, we’ve worked to position the business for success as transition service agreements approach their end, including significant efforts to integrate our people, processes and technologies. We’ve also successfully increased the number of customer service representatives based in New Jersey, built an Elizabethtown Gas dispatch team, built the space and technology demanded for them to help keep customers safe and made notable progress in system development projects that will allow this business to stand on its own without transition services in early 2020.

New Energy Investments. As part of our commitment to sustainability, SJI invested in new, sustainable energy sources in 2019. In August, South Jersey Gas entered into a renewable natural gas environmental attributes-based supply agreement and in November, South Jersey Gas began using certified responsible natural gas in its system. As part of the renewable natural gas agreement, South Jersey Gas is displacing traditional natural gas dispensed at its owned and operated CNG stations with renewable natural gas sourced from an out of state landfill biogas project. The renewable natural gas supply will further reduce greenhouse gas emissions for all CNG fleets using the stations, including the South Jersey Gas fleet. Additionally, our certified responsible natural gas, provides us with a solution to deliver the same quality of service to our customers while reducing our environmental impact. The product is certified and rated based on factors such as emissions, well integrity and community engagement. These investments reinforce the foundation for a sustainable business and energy future for the region.

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Compensation Discussion & Analysis

2019 EXECUTIVE COMPENSATION PROGRAM ELEMENTS

Base Salary

The Compensation Committee determines base salaries for the NEOs each year accounting for multiple factors, including breadth, scope and complexity of the role, internal equity, succession planning and retention objectives, market positioning and budget. The Committee also considers the analyses provided by our independent compensation consultant.

At the beginning of 2019, the Committee approved salary increases for Mr. Renna, Mr. Robbins and Ms. McEndy of approximately 2% to continue to align better their base salaries with the market and recognize their individual performance in their roles. Ms. Orsen received a 22.4% increase to her base salary that reflected her additional responsibilities she assumed including overseeing internal audit, corporate secretary and government affairs. Ms. Orsen is also responsible for managing outside counsel relationships. Mr. Lynch was eligible to receive certain compensation for his service through March 31, 2019, including (i) a pro-rated salary of $91,873, (ii) a pro-rated cash grant under our Annual Incentive Plan which paid out in 2020 in the amount of $45,152, (iii) his company car, 401(k) match and certain group life insurance premium payments, (iv) a pro-rated payout of all outstanding TBRSUs and PBRSUs, based on actual performance achieved and (v) certain medical, SERP and other retirement benefits, each as further described in the “Executive Compensation Tables—Summary Compensation Table,” “Executive Compensation Tables—Grants of Plan-Based Awards,” “Executive Compensation

Tables—Change in Control Agreements and Other Potential Post-Employment Payments—Retirement” and “Executive Compensation Tables—All Other Compensation Table.” The determination to provide Mr. Lynch with the compensation described above upon his retirement from the Company was made in March 2019 and as part of a larger reorganization that provided the company with a significant and sustained reduction in O&M. After contemplating the results of last years “say-on-pay” vote, and conducting extensive shareholder outreach, the Compensation Committee determined that it would no longer provide its executive officers with Early Retirement Incentive Program equivalent benefits or enhanced retiree medical care upon retirement from the Company.

Ms. Cielo Hernandez. In addition to Ms. Hernandez’s regular total direct compensation (base salary and target annual and long-term incentive opportunities) package described in the tables below, she received a sign-on package as an inducement to forfeit certain compensation from her previous employer, which included: (i) a inducement bonus of $75,000 which was subject to forfeiture if she voluntarily terminated her employment or was terminated from SJI for Cause before January 2, 2020; (ii) an inducement restricted stock grant valued at $100,000 vesting in two equal installments on the first and second anniversaries of hire; and (iii) up to $75,000 for relocation, consistent with our Company policy.

NEO	Annual Base Salary at FYE 2018	Annual Base Salary Effective January 1, 2019	Percent Increase (Approximate)
Michael J. Renna	$750,000	$765,000	2.0%
Cielo Hernandez(1)	n/a	$390,000	n/a
David Robbins Jr.	$385,000	$392,700	2.0%
Kathleen A. McEndy	$371,000	$378,500	2.0%
Melissa J. Orsen	$290,000	$355,000	22.4%
(1)	Ms. Hernandez was hired as Senior Vice President and Chief Financial Officer on January 14, 2019. See “CD&A at-a-Glance—2019 Named Executive Officers—Onboarding Ms. Hernandez.”

The Compensation Committee also determined that there would be no annual base salary increases for any of the NEOs for 2020.

Annual Incentives

Target Opportunities. Target annual incentive opportunities under the AIP are expressed as a percentage of base salary and are established based on the NEO’s level of responsibility and ability to impact the Company’s overall results. The Committee also considers market data in setting target award amounts. Actual AIP awards can range from 0% to 150% of each NEO’s target AIP opportunity (subject to a threshold of 50%) based on the achievement of the performance criteria discussed below. The 2019 target AIP award opportunities are set forth below:

	2019 Target AIP Award
NEO	% of Salary	$ Value
Michael J. Renna	100%	$765,000
Cielo Hernandez	60%	$234,000
David Robbins Jr.	70%	$274,890
Kathleen A. McEndy	60%	$227,100
Melissa J. Orsen	60%	$213,000

South Jersey Industries, Inc. - 2020 Proxy Statement |	37

Compensation Discussion & Analysis

2019 Annual Incentive Plan Design

As described below, actual (final) AIP awards for each NEO in 2019 were driven by a comprehensive analysis of financial performance of the Company and individual performance of the NEO tied to certain strategic goals. Specific financial and individual metrics and weightings varied in 2019 by the individual NEO based on role and responsibility. Additionally, for 2019, NEO awards under the AIP were designed to be paid out of a larger cash pool. Following the close of the 2019 fiscal year, the Compensation Committee determined the total amount to be allocated to the final AIP pool based on its assessment of achievements relative to certain pre-established financial goals and certain strategic corporate (rather than individual) goals set forth in a Company Balanced Scorecard. The below graphic shows the design of the AIP for 2019.

2019 Financial Performance Metrics. The primary metric by which financial performance for determining the AIP pool was economic earnings. Local Distribution Companies with significant wholesale marketing businesses, such as SJI, typically use a non-GAAP financial measure because such a measure eliminates unrealized gains and losses from our derivative and storage activities, as well as certain transactions that could make period-to-period comparisons confusing. We believe that economic earnings provide investors with a clear picture of operating performance and profitability and that such a non-GAAP measure is both commonly used and widely accepted by institutional investors, rating agencies and equity analysts. A schedule reconciling non-GAAP economic earnings to GAAP Earnings is available in Annex A.

Why Economic Earnings?
✔	It is tracked and well understood by investors, rating agencies and equity analysts in their valuations of our business
✔	It reinforces our objectives for sustained long-term performance and shareholder value creation
✔	It provides our management team with clear line of sight to long-term financial results and allows us to effectively manage our business

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Compensation Discussion & Analysis

Definition of Economic Earnings. We employ a hedging strategy related to our non-regulated lines of business including gas storage and gas transportation derivative trading. Economic earnings exclude the mark to market valuation of the derivative side of our gas storage and gas transportation hedging activities. Only considering the change in market value of the derivative and not the physical gas can lead to large variations on our actual earnings between periods. Economic earnings also exclude the impact of transactions, contractual arrangements or other events where management believes period to period comparison of SJI’s operations could be difficult or potentially confusing. Examples of amounts excluded are impairment charges, the impact of pricing disputes with third parties, costs to acquire Elizabethtown Gas Company and Elkton Gas Company, costs to prepare to exit the Transaction Services Agreement (TSA) with Southern Company Gas, costs incurred and gains recognized on the sale of assets, customer credits related to the acquisition of ETG and ELK, ERIP costs, severance and other employee separation costs and the impact of Tax Cuts and Jobs Act (Tax Reform). For further information see Annex A.

Financial Performance Metrics

The economic earnings goals and payout scales are set at the beginning of the fiscal year, based on expected levels of performance for that coming year. The economic earnings goals and payout scales, and actual results for 2019 were as follows:

	Performance Range (Millions)
Payout as a % of Target (2)	Below Threshold 0%		Threshold 50%	Target 100%	Maximum 150%	Actual Results ($)	Actual Payout (as a % of Target)
SJI Economic Earnings(1)	$	<91.8	$91.8	$102.0	$112.2	$103.0	105%
SJIU Economic Earnings	$	<108.8	$108.8	$114.5	$120.2	$122.2	150%
(1)	If SJI Economic Earnings does not meet its target performance level, then the Company Balanced Scorecard will not be funded above 100%.
(2)	Actual results are determined based on straight line interpolation between threshold and maximum. There is no payout on the financial performance portion of the AIP award if performance results are below threshold.

2019 Company Balanced Scorecard. The Company Balanced Scorecard was introduced in 2019 to strengthen our focus on quantifiable ESG-related metrics in our incentive plan — with an emphasis on safety and corporate culture. Below are the scorecard goals and actual results for 2019.

		Goal
Company Balanced Scorecard Metrics	Weight	Below Threshold	Threshold	Target	Stretch	Actual Results
Safety
Days Away, Restrictions & Transfers (DART) Injury Rate	20%	>10	10	8	≤6	10
Customer Growth
Customer Additions – SJG & ETG	20%	<9,300	9,300	9,705	≥9,900	9,517
Customer Satisfaction
Achieve top tier ranking as measured by JD Power CSI scores for SJG & ETG	20%	<725	725	730	≥735	743
System Reliability Investment
Replace 200 miles of pipe by 12/31/2019	20%	<190	190	200	≥210	207
Culture & Communication
Deepen Commitment to Diversity and Inclusion as measured by participant impact survey following Unconscious Bias Training	10%	<3	3	3.5	>4	4.73
Raise Level of Employee Engagement as measured by improvement in key survey targets	10%	<10%	10%	25%	≥50%	70%
Payout as a % of Target		0%	50%	100%	150%	112.5%

2019 Final AIP Pool Funding for NEOs. Based on the actual financial performance and Company Balanced Scorecard results described above, the AIP pool for NEOs was initially funded at 109.7% of target. The Compensation Committee could use its business judgment to adjust the AIP pool funding based on a qualitative assessment of Company performance (including, strategic initiatives, customer satisfaction, safety performance leadership, or any other factors the Committee deems appropriate). However, for 2019, the Committee did not adjust the AIP pool funding for the NEOs.

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Compensation Discussion & Analysis

2019 Individual Balanced Scorecards. In addition to being evaluated against the financial performance metrics described above, NEOs were able to earn a portion of their AIP award based on performance achieved against Individual Balanced Scorecard objectives. Each NEO had his or her own Individual Balanced Scorecard with specific measures tied to overall objectives in the following four categories that were weighted equally and directly linked to our business strategy and reinforce our commitment to sustainability:

Category	Weight
Financial/Strategic: focus on creating long-term shareholder value through strategic actions that improve the quality of earnings, strengthen the balance sheet, and maintain a low to moderate risk profile	25%
Customer: drive customer satisfaction through investment in expanding and modernizing our utility infrastructure and regulatory innovation that provides safety, reliability, value and certainty to our customers	25%
Internal Process: improve business process and results through operational efficiency, continuous improvement and thoughtful investments in technology, people and communications — with safety and security underpinning everything we do	25%
Culture: expand and develop managerial and leadership competencies and build a sustainable pipeline of leadership talent, while deepening our commitments to Diversity & Inclusion, employee engagement and social/environmental responsibility	25%

Individual Balanced Scorecards for each NEO were developed and approved by the Compensation Committee at or close to the beginning of 2019. Specific measures in the NEOs’ scorecards were based on their roles, responsibilities and area of operation. At the end of the year, the NEOs were evaluated individually and relative to their specific measures. Award recommendations for the NEOs (other than the CEO) were determined based on the CEO’s review of each business units’ achievements and individual performance assessments. The Compensation Committee reviewed the CEO’s recommendations and approved the associated payouts for each NEO. The CEO’s performance was assessed, and his award level was approved by the Compensation Committee relative to his Individual Balanced Scorecard.

For 2019, individual performance achievements reflected each NEO’s performance versus their Individual Balanced Scorecard in each of the categories as described above.

NEO	Summary of Key Individual Balanced Scorecard Achievements		Individual Results (as a % of Target)
Michael J. Renna President and Chief Executive Officer	•	Led strategic transformation efforts by leveraging people, process and technology to reduce costly redundancies, inefficiencies and misalignment resulting in a leaner, more efficient and lower cost organization	112.5%
	•	Redirected strategy and repositioned SJI to best align with New Jersey and the region’s Energy Policy
	•	Led SJI through significant transition and uncertainty to performance at the high end of our guidance and above consensus

Cielo Hernandez Senior Vice President and Chief Financial Officer	•	Improved monthly Operating Results Reviews to monitor and drive financial performance	116%
	•	Aligned talent with business requirements by strengthening the Finance Business Partner model
	•	Automated several key Financial processes to support operational efficiency goals

David Robbins Jr. Senior Vice President and President SJI Utilities, Inc.	•	Improved key customer satisfaction metrics	116%
	•	Led organizational structure at SJG to support Business Transformation
	•	Improved Manager Effectiveness related scores on the Employee Engagement Survey

Kathleen A. McEndy Senior Vice President and Chief Administrative Officer	•	Strengthened procurement RFP process resulting in significant savings	105%
	•	Launched an HR self-service technology resulting in approved reporting
	•	Completed inaugural talent development programs for high potential employees

Melissa J. Orsen Senior Vice President and General Counsel	•	Significantly reduced external legal fees	118%
	•	Assisted in completion of divestitures
	•	Educated state and local officials about our customer and business needs

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Compensation Discussion & Analysis

2019 AIP Final Award Payouts. Based on the final AIP pool funding and performance achievements described above, final AIP award payouts for each of the NEOs were as follows:

CEO	AIP Target Award Opportunity ($)	SJI Financial Payout 75% Weighting	Individual Payout 25% Weighting	Final Award Payout ($)	Final Award Payout (%) (as a % of Target)
		(AIP Target x Weighting x Results)	(AIP Target x Weighting x Results)	(Financial + Individual)
Michael J. Renna	$765,000	$602,438	$215,156	$817,594	106.9%
Other Corporate NEOs	AIP Target Award Opportunity ($)	SJI Financial Payout 50% Weighting	Individual Payout 50% Weighting	Final Award Payout ($)	Final Award Payout (%) ( as a % of Target)
		(AIP Target x Weighting x Results)	(AIP Target x Weighting x Results)	(Financial + Individual)
Cielo Hernandez	$234,000	$122,850	$135,720	$258,570	110.5%
Kathleen A. McEndy	$227,100	$119,228	$119,227	$238,455	105.0%
Melissa J. Orsen	$213,000	$111,825	$125,670	$237,495	111.5%
SJIU NEO	AIP Target Award Opportunity ($)	SJI Financial Payout 50% Weighting		Individual Payout 50% Weighting	Final Award Payout ($)	Final Award Payout (%) (as a % of Target)
		(AIP Target x Weighting x Results)		(AIP Target x Weighting x Results)	(Financial + Individual)
		SJI (25%)	SJIU (25%)
David Robbins Jr.	$274,890	$72,159	$103,084	$159,436	$334,679	121.8%

For a discussion of the one-time signing cash bonus made to Ms. Hernandez in 2019 in connection with her appointment as our new CFO, please see “2019 Executive Compensation Program Elements—Base Salary—Ms. Cielo Hernandez”. For changes made to the design of our AIP for 2020 awards, including the cap on AIP payout based on the Company’s one-year relative TSR performance, see “Board Responsiveness to Shareholder Feedback—What We Heard and How We Responded—AIP.”

Long-Term Incentive (LTI) Opportunities

Awards Granted in 2019. Equity compensation directly aligns the interests of the NEOs with those of our shareholders. In 2019, the Company granted long-term equity incentives as follows:

Type of Equity Award	Weight	Description
Performance-Based Restricted Stock Units (PBRSUs)	70%	50% vest based on 3-year relative TSR (vs. peers); 50% vest based on 3-year Earnings Per Share (EPS) growth Promotes continued focus on both short- and long-term performance.

Time-Based Restricted Stock Units (TBRSUs)	30%	Vest ratably (1/3rd) over three years; TBRSUs support the Company’s leadership retention objectives and foster a culture of ownership

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Compensation Discussion & Analysis

Fiscal 2019 LTI Award Opportunities. Target long-term equity incentive awards are expressed as a total dollar value based on a percentage of the NEO’s base salary. For awards granted in 2019, the specified percentage of each NEO’s base salary used for purposes of determining the amount of long-term equity incentive awards granted and the corresponding dollar values are shown in the table below.

Details with respect to the number of shares, stock prices on the date of grant and grant date values for the NEOs’ 2019 LTI grants are provided in the “Grants of Plan-Based Awards and Outstanding Equity Awards” tables.

NEO	2019 Target LTI Awards ($ Value)
	% of Salary	PBRUs	TBRSUs	Total
Michael J. Renna	225%	$1,204,875	$516,375	$1,721,250
Cielo Hernandez(1)	100%	$273,000	$117,000	$390,000
David Robbins Jr.(2)	125%	$343,613	$147,262	$490,875
Kathleen A. McEndy	85%	$225,208	$96,517	$321,725
Melissa J. Orsen	85%	$211,225	$90,525	$301,750
(1)	In conjunction with Ms. Hernandez’s new-hire arrangement (see page 29 of this CD&A), she also received a $100,000 inducement equity grant of TBRSUs, which is not included in the table above.
(2)	The Compensation Committee approved a 25% increase to Mr. Robbins Jr.’s target award opportunity as a percentage of salary for 2019 in recognition of the increased scope of his responsibilities following the acquisition of Elizabethtown Gas and Elkton Gas and his promotion to President of SJIU. Further, the increase in Mr. Robbins’ equity compensation more directly aligns his compensation with our shareholders as the regulated utility businesses he oversees represents more than 75% of our earnings.

A Closer Look at 2019 PBRSUs. PBRSU awards are earned based on the achievement of certain financial performance measures earned upon the completion of a three-year performance period, with vesting occurring once at the end of the three-year period. These measures are determined at the beginning of the three-year period and are as follows:

•	50% based on the Company’s 3-year relative TSR (vs. peer group performance)
•	50% based on 3-year EPS growth

Relative TSR directly ties to shareholder return, and EPS growth is a financial measure that links awards to longer-term operating performance and financial goals. The relative TSR goals are set at levels consistent with market practice for similar relative TSR based long-term performance awards and reflect rigorous performance hurdles. The EPS growth goals are set at levels consistent with our long-term financial plan and guidance. For the 2019 awards, the EPS growth is measured based on SJI’s economic earnings per average diluted shares outstanding. For a discussion of economic earnings, see “2019 Executive Compensation Program Elements—Annual Incentives— Funding of 2019 AIP Pool.”

The PBRSU goals and payout scales are set at the beginning of the three-year performance period. The Committee has developed a schedule to determine the actual amount of the LTI awards earned, evaluated for each measure separately, as shown below. Specific performance and the resulting payout are interpolated on a straight-line basis between the levels indicated below. PBRSUs can be earned from 50% of target shares granted if threshold performance is met and up to 200% of target shares granted if maximum performance is met. No shares are earned for performance below threshold performance level and any performance over the maximum will result in a 200% payout. Provided below are the pay-and-performance scales for the 2019 PBRSU awards:

Performance Measure	<Threshold	Threshold	Target	Stretch	Maximum
3-Year TSR Ranking v. Peers	<35th percentile	35th percentile	50th percentile	80th percentile	99th percentile
3-Year EPS Growth	<5.5%	5.5%	8%	9%	10%
Payout as a % of Target	0%	50%	100%	150%	200%

Payouts on 2017 PBRSU Awards. The LTI goals and payout scales are set prior to the applicable three-year performance cycle. For the LTI performance cycle ended in fiscal 2019, goals were set prior to the beginning of fiscal 2017 and were based 50% on three-year TSR vs. the peer group and 50% on 3-year compound annual economic earnings. The goals, payout scales and actual results for the 2017-2019 PBRSU awards were as follows:

Performance Measure	<Threshold	Threshold	Target	Stretch	Maximum
3-Year TSR Ranking v. Peers	<35th percentile	35th percentile	50th percentile	80th percentile	99th percentile
3-Year Economic Earnings Growth	<3%	3%	9%	12%	15%
Payout as a % of Target	0%	50%	100%	150%	200%

For the 2017-2019 performance period, the Company achieved the 0th percentile with respect to relative TSR, resulting in a 0% payout. Results for 3-year economic earnings growth were 0.1%, resulting in a 0% payout.

The total weighted payout based on the performance above was 0% of target. The NEOs who were granted PBRSUs in 2017 received no payouts of the Fiscal 2017 PBRSUs. Ms. Hernandez and Ms. Orsen were not with the Company in 2017 and did not receive a 2017 PBRSU award. We believe that these payouts reflect our disciplined approach to executive compensation and balanced pay-for-performance philosophy and the demanding nature of the performance metrics thoughtfully set by our Committee.

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Compensation Discussion & Analysis

NEO	Shares Granted at Target (#)(1)	Actual Shares Vested (#)
Michael J. Renna	29,089	0
David Robbins Jr.	7,064	0
Kathleen A. McEndy	6,358	0
(1)	Amount does not include accumulated dividend equivalent shares.

Other Executive Compensation Practices and Policies

Stock Ownership Guidelines

The Company has stock ownership guidelines in place for NEOs to reinforce alignment with shareholders. CEO stock ownership guideline is five (5) times the CEO’s annual base salary. All other NEOs are required to own shares of Company common stock with a market value equal to a minimum of two (2) times their annual base salary. All the NEOs are required to retain at least 50 percent of vested and/or earned shares, net of taxes, until their stock ownership guideline has been met. In November 2019,

Compensation Committee approved the elimination of the provision that NEOs have six (6) years to achieve their ownership guidelines. As of December 31, 2019, Mr. Robbins has met his ownership guidelines. Mr. Renna and Ms. McEndy continue to accumulate shares and are on track to meet their guidelines in 2020. Ms. Hernandez and Ms. Orsen were recently hired and continue to accumulate shares to meet their guidelines.

Claw-back Policy

The Company has a claw-back policy that applies to all annual incentive awards and long-term equity awards held by officers including our NEOs. The policy allows for the recoupment of incentive compensation in the event of a material negative financial restatement due to fraud, negligence, or intentional misconduct. In 2019, the policy was amended to also allow for recoupment of incentives in the event of a material violation of the Company’s Code of Ethics or any other material Company policy.

Anti-Hedging, and Anti-Pledging Policy

The Company has anti-hedging and anti-pledging policies that prohibit all employees and directors from engaging without exception in any hedging, pledging or other monetization transactions with respect to the Company’s securities.

Risk Assessment

The Committee reviews its compensation programs in order to help mitigate the effects of excessive risk-taking. Through a combination of incentive compensation that has a short and long-term focus, the Company tries to establish an appropriate balance between achieving short-term and long-term goals. In addition, the Committee utilizes multiple metrics to help ensure that there is not undue focus on any particular financial result to the detriment of other aspects of the business. Payout schedules related to the metrics are measured after the completion of the appropriate time horizon to help ensure a full assessment of the metric. Finally, in formulating and reviewing the executive compensation policies, the Committee considers whether the policy’s design encourages excessive risk-taking and attaches specific measurable objectives to the extent possible.

During 2019, the Company, consisting of a team from the Human Resources and Risk Management departments, conducted a comprehensive assessment of the compensation programs administered by the Company and each of its subsidiaries. These evaluations focused on potential risks inherent in the compensation programs. Having reviewed the extensive risk assessment conducted by the Company, the Committee determined that the compensation programs are not reasonably likely to have a material adverse effect upon the Company and do not encourage unnecessary or excessive risk.

Retirement, Health and Welfare, and Other Benefits

Each of the NEOs is eligible for other employee benefit plans generally available to all employees (e.g., qualified pension plan, deferred compensation plan, major medical and health insurance, disability insurance, 401(k) Plan) on the same terms as all other employees. NEOs and certain other employees may also be eligible for the following:

Non-Qualified Supplemental Retirement Plan (the “SERP”). Employees who became officers prior to April 30, 2016 are covered by a supplemental retirement plan (the “SERP”) upon attaining age 50. Compensation under the SERP is considered as base salary plus annual incentives. See Executive Compensation Tables-Pension Benefits Table for further detail. In 2016, the SERP was closed to new participants.

Non-Qualified Defined Contribution Retirement Plan (the “DCRP”). Beginning May 1, 2016, newly appointed Officers may participate in the DCRP. Each year, officers in the DCRP may receive an “Employer Credit” which is a company contribution that is a percentage of annual cash compensation ranging from

8%-12% of annual cash compensation (base salary and AIP payout) based on the individual’s age. DCRP account balances are not vested until age 50. Plan participants that terminate (voluntarily or involuntarily) prior to age 50 forfeit their entire account balance.

Supplemental Saving Plan Contributions. The Internal Revenue Code limits the contributions that may be made by, or on behalf of, an individual under defined contribution plans such as the Company’s 401(k) Plan. Eligible employees are reimbursed the amount of Company contributions that may not be made because of this limitation. Amounts paid pursuant to this policy are included in the All Other Compensation Table that serves as a supplement to the 2019 Summary Compensation Table.

Disability Insurance. Certain employees, including the NEOs, are eligible for short-term disability benefits equal to 100% of the NEO’s base salary for a certain period of time depending on years of service. Long-term disability (LTD) begins upon the expiration of temporary disability benefits and is generally paid at a rate of 60% of the NEO’s base salary up to a monthly maximum benefit of

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Compensation Discussion & Analysis

$10,000. Due to limitations in the group LTD benefits, in 2017, a supplemental LTD plan was implemented to cover up to 60% of salary and cash bonus up to a monthly maximum benefit of $25,000.

Group Life Insurance. Officers, including the NEOs, are provided with both group life insurance and 24- Hour Accident Protection coverage. The insurance premiums for these benefits are paid by the Company and the NEO is responsible for resultant federal, state or local income taxes. Amounts paid pursuant to this policy are included in the All Other Compensation Table that serves as a supplement to the 2019 Summary Compensation Table.

Other Benefits and Perquisites. We offer limited perquisites and other personal benefits to our NEOs at competitive levels with those provided by our Peer Group companies, as well as the larger group of companies within the general industry that are similar in overall size and relative performance. We believe the other benefits we provided to our NEOs were necessary to help us attract and retain our senior executive team and the values of these benefits were reasonable, competitive, and consistent with the overall executive compensation program. For more information on the perquisites and certain other benefits provided to the NEOs in 2019, see the All Other Compensation Table that serves as a supplement to the 2019 Summary Compensation Table.

Severance/Change in Control Agreements

SJI has not entered into separate employment agreements with any employee, including any of the NEOs. Instead, the Company has an Officer Severance Plan to provide certain benefits to Company Officers, including the NEOs, upon an involuntary termination without cause by the Company or resignation for good reason by the NEO, absent a change in control. The Company has also adopted separate Change in Control (“CIC”) agreements which provide the Company’s executive officers, including the NEOs, with certain severance benefits upon a qualifying termination following a change in control. Effective January 1, 2019, CIC agreements are in effect for three years with successive one-year extensions until the Board affirmatively decides not to renew the agreement. Further details regarding the severance and change in control benefits are provided under the “Executive Compensation Tables-Change in Control Agreements and Other Potential Post-Employment Payments” section.

Equity award agreements provide for “double trigger” vesting upon a change in control. Further, under the 2015 Omnibus Equity Compensation Plan, in the event of a termination by the Company without Cause, or if the employee terminates employment for Good Reason, in either case within 12 months following a change in control, outstanding awards will become fully vested as of the date of such termination. However, if the vesting of any such award is based on performance, the applicable Award Agreement specifies how the award will become vested. See the “Executive Compensation Tables- Change in Control Agreements and Other Potential Post-Employment Payments” for further details.

Impact of Tax Treatment on Compensation

We consider the impact of various tax and accounting rules in implementing our compensation program. We have historically structured incentive compensation arrangements with a view toward qualifying them as performance-based compensation exempt from the deduction limitations under Section 162(m) of the Internal Revenue Code, although we have viewed and continue to view the availability of a tax deduction as only one relevant consideration. The Compensation Committee believes that its primary responsibility is to provide a compensation program that is consistent with its compensation philosophy and supports the achievement of its compensation objectives.

Federal tax legislation enacted in December 2017 eliminated the Section 162(m) performance-based compensation exemption prospectively and made other changes to Section 162(m), but with a transition rule that preserves the performance-based compensation exemption for certain arrangements and awards in place as of November 2, 2017. We intend to continue to administer arrangements and awards subject to this transition rule with a view toward preserving their eligibility for the performance-based compensation exemption to the extent practicable and consistent with the non-tax compensation program objectives noted above.

Compensation Committee Report

We have reviewed the Compensation Discussion and Analysis with management. Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement, Form 10-K and Annual Report for the year ended December 31, 2019.

COMPENSATION COMMITTEE

Sunita Holzer, Chair
Sarah M. Barpoulis
Keith S. Campbell
Joseph M. Rigby
Walter M. Higgins III (ex-officio)

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Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Compensation Earnings ($) (3)	All Other Compensation (4)	Totals ($)	Totals Without Change in Pension Value and Nonqualified Compensation Earnings ($) (5)
Michael J. Renna President and Chief Executive Officer	2019	764,365	—	1,745,743	817,594	2,966,000	53,261	6,346,963	3,380,963
	2018	748,077	—	1,684,078	937,500	1,261,000	33,939	4,664,594	3,403,594
	2017	696,346	—	1,377,914	708,750	5,476,000	28,016	8,287,026	2,811,026
Cielo Hernandez Senior Vice President and Chief Financial Officer	2019	360,000	75,000	494,570	258,570	0	60,440	1,248,580	1,248,580
David Robbins Jr. Senior Vice President and President of SJI Utilities	2019	392,374	—	497,839	334,679	1,722,000	26,824	2,973,716	1,251,716
	2018	383,269	—	434,262	336,875	921,000	18,917	2,094,323	1,173,323
	2017	337,308	—	334,631	318,325	1,343,000	14,804	2,348,068	1,005,068
Kathleen A. McEndy Senior Vice President and Chief Administrative Officer	2019	378,183	—	326,259	238,455	374,000	37,633	1,354,530	980,530
	2018	370,577	—	364,729	300,510	717,000	32,916	1,785,732	1,068,732
	2017	358,846	—	301,174	253,800	329,000	26,569	1,269,389	940,389
Melissa J. Orsen Senior Vice President and General Counsel	2019	352,250	—	306,001	237,495	0	76,958	972,704	972,704
	2018	277,731	—	246,002	261,000	0	11,703	796,436	796,436
Kenneth A. Lynch Former Senior Vice President and Chief Accounting & Risk Officer and Principal Financial Officer	2019	91,873	—	0	45,152	343,000	531,777	1,011,802	668,802
	2018	308,654	—	262,115	231,750	1,564,000	22,891	2,389,410	825,410
(1)	Represents the full grant date fair value of awards in connection with the grants of performance-based restricted stock units (PBRSUs) and time-based restricted stock units (TBRSUs), calculated in accordance with FASB ASC Topic 718. See Footnote 2 of the Company’s financial statements for additional information, including valuation assumptions used in calculating the fair value of the award. For further information concerning the grant of awards made to the Named Executive Officers during the year ended December 31, 2019 please see the “2019 Grant of Plan Based Awards” table below. The value of the 2019 PBRSU awards on the grant date at the maximum performance payout level, calculated by multiplying the maximum number of shares by the closing stock price of the Company’s common stock on the grant date are as follows: Mr. Renna $2,400,518; Ms. Hernandez $543,861; Mr. Robbins $684,594; Ms. McEndy $448,644; Ms. Orsen $420,791
(2)	This amount represents the aggregate annual incentive awards paid out to each Named Executive with respect to 2017, 2018 and 2019 performance under the Company’s Annual Incentive Plan.
(3)	Amounts in this column represent the aggregate change in the actuarial present value of each NEO’s accumulated benefit in the SERP and Retirement Plan for Employees of South Jersey Industries, Inc. The SERP covers officers of South Jersey Industries who became officers prior to April 30, 2016 and are eligible to participate once they have attained age 50. All of the NEOs are currently eligible to participate in the SERP except Ms. Hernandez and Ms. Orsen since they joined the Company after April 30, 2016. As previously disclosed, in addition to aggregate change in actuarial present values due to external variables and additional crediting due to the additional year of service over the prior year, this column also includes values associated: (1) with respect to 2018, additional years of credited service for Mr. Lynch and Ms. McEndy in conjunction with their departures on April 1, 2019 and January 31, 2020, respectively; and (2) with respect to 2017, the value associated with Mr. Renna’s initial year of participation in the SERP upon his turning 50, which reflected the SERP benefit earned based years of accumulated service from his hire date 20 years ago. Mr. Renna’s pension value increased by $2,966,000 during 2019. $2,021,000 of this increase was due to changes in assumptions, namely, the decrease in discount rate from 4.39% to 3.49%, and the remaining $945,000 increase was due to the increase in his accrued benefit attributable to the additional year of service and updated pay under the SERP plan formula. Therefore, the majority of the total increase in pension value during 2019 was caused by outside economic factors that influence the calculation of Mr. Renna’s benefit value under a final average earnings formula. Any increase or decrease in the pension value recorded on the table that is not attributable to an additional year of service should be ignored in considering pay for Mr. Renna during any year, including during 2019.
(4)	Includes employer contributions to the Company’s 401(k) Plan, reimbursement for 401(k) contributions not permitted under Internal Revenue Code, employer contributions to the Defined Contribution Retirement Plan (DCRP) for Ms. Hernandez and Ms. Orsen, the value of group life insurance and other perquisites. The 2019 values for these items are listed in the “All Other Compensation Table” on page 46.
(5)	This column reflects the amount reported in the Totals column (required by the SEC) minus the value reported in the Change in Pension Value and Nonqualified Compensation Earnings column. We include this supplemental column because the value reported in the Change in Pension Value and Nonqualified Compensation Earnings column is dependent on a number of external variables, such as assumptions on life expectancy and interest rates, which are not reflective of Company performance and are outside of the Committee’s control. As noted above, it also reflects the one-time impact of additional years of service credit attributable to departures and/or initial participation in the SERP. We believe that inclusion of these nuanced year-over-year changes in pension value is not representative of NEO pay over time, and a better representation of our ongoing compensation program is reflected in understanding total compensation without the impact of actuarial changes in pension values. This column is intended to supplement, and not be a substitute for, the amounts reported in the Totals column pursuant to SEC regulations.

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Executive Compensation Tables

All Other Compensation

As of Fiscal Year-End 2019

	Michael J. Renna	Cielo Hernandez	David Robbins Jr.	Kathleen A. McEndy	Melissa J. Orsen	Kenneth A. Lynch(e)
401(k) Plan	$13,209	$0	$9,046	$12,358	$11,968	$4,594
401(k) Reimbursement	$24,218	$4,000	$5,619	$4,909	$3,613	$0
Defined Contribution Retirement Plan		$49,486			$47,180
Group Life Insurance	$4,082	$775	$3,814	$10,812	$786	$2,451
Severance(a)	$0	$0	$0	$0	$0	$490,200
Perquisites(b)	$9,252	$5,329	$8,345	$9,554	$10,578	$34,532
Perquisites(c)	$0	$0	$0	$0	$2,833	$0
Perquisites(d)	$2,500	$850	$0	$0	$0	$0
Total Value	$53,261	$60,440	$26,824	$37,633	$76,958	$531,777
(a)	Mr. Lynch retired from the Company on March 31, 2019. For more information, see “Change in Control Agreements and Other Potential Post-Employment Payments.
(b)	The amounts of the perquisites reflect the value of the Company-provided automobile for each NEO and for Mr. Lynch it also includes $31,941 for his company owned vehicle, laptop and cell phone transferred to him upon his retirement.
(c)	The amounts of the perquisites reflect the value of SJI Medical Waiver.
(d)	The amounts of the perquisites reflect the Financial Planning/Tax Preparation Reimbursement.
(e)	The determination to provide Mr. Lynch with the compensation described above upon his retirement from the Company was made in March 2019 and as part of a larger reorganization that provided the company with a significant and sustained reduction in O&M. After contemplating the results of last years “say-on-pay” vote, and conducting extensive shareholder outreach, the Compensation Committee determined that it would no longer provide its executive officers with Early Retirement Incentive Program equivalent benefits or enhanced retiree medical care upon retirement from the Company.

Grants of Plan-Based Awards

The following table sets forth certain information concerning the grant of awards made to the Named Executive Officers during the year ended December 31, 2019.

Grants of Plan-Based Awards - 2019

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts of Shares Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Renna	1/1/2019	(5)	382,500	765,000	1,147,500	—	—	—	—	—
	4/22/2019	(6)	—	—	—	19,198	38,396	76,792	—	1,231,360
	4/22/2019	(7)	—	—	—	—	—	—	16,455	514,383
Cielo Hernandez	1/1/2019	(5)	117,000	234,000	351,000	—	—	—	—	—
	4/22/2019	(6)	—	—	—	4,350	8,699	17,398	—	278,977
	4/22/2019	(7)	—	—	—	—	—	—	3,728	116,537
	1/14/2019	(8)	—	—	—	—	—	—	3,404	99,056
David Robbins Jr.	1/1/2019	(5)	137,445	274,890	412,335	—	—	—	—	—
	4/22/2019	(6)	—	—	—	5,475	10,950	21,900	—	351,167
	4/22/2019	(7)	—	—	—	—	—	—	4,692	146,672
Kathleen A. McEndy	1/1/2019	(5)	113,550	227,100	340,650	—	—	—	—	—
	4/22/2019	(6)	—	—	—	3,588	7,176	14,352	—	230,134
	4/22/2019	(7)	—	—	—	—	—	—	3,075	96,125
Melissa J. Orsen	1/1/2019	(5)	106,500	213,000	319,500	—	—	—	—	—
	4/22/2019	(6)	—	—	—	3,366	6,731	13,462	—	215,847
	4/22/2019	(7)	—	—	—	—	—	—	2,884	90,154
Kenneth A. Lynch	1/1/2019	(5)	94,560	189,120	283,680	—	—	—	—	—
	4/22/2019	(6)	—	—	—	—	—	—	—	—
	4/22/2019	(7)	—	—	—	—	—	—	—	—
(1)	Amounts represent potential cash awards payable to our NEOs determined by the level of performance achieved against the 2019 goals. Actual cash awards paid to our NEOs for 2019 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

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Executive Compensation Tables

(2)	Represents the possible payout of shares of the performance-based restricted stock unit grants to each NEO.
(3)	Represents the time-based restricted stock unit grants to each NEO.
(4)	Represents the full grant date fair value of the grants of restricted stock units calculated in accordance with FASB ASC Topic 718. See Footnote 2 of the financial statements for additional information, including valuation assumptions used in calculating the fair value of the awards.
(5)	Represents potential payouts under the 2019 Annual Incentive Plan
(6)	Represents performance-based restricted stock unit grants with a performance period from 2019-2021. The Compensation Committee approved the compensation and equity program on April 22, 2019.
(7)	Represents standard time-based restricted stock unit grants subject to the participant remaining employed. The Compensation Committee approved the compensation and equity program on April 22, 2019.
(8)	Represents an inducement grant of TBRSUs associated with Ms. Hernandez’s new-hire arrangement valued at $100,000 using prior day closing price to determine number of shares and subject to the participant remaining employed. The above chart reflects the grant date fair value of TBRSUs calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, which requires that the grant be measured at the grant date fair value.
(9)	RSUs are calculated and granted using day prior grant date closing price. This table reflects grant date fair value. (see footnote above for details regarding grant date fair value)

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Executive Compensation Tables

Equity Awards

The following table sets forth certain information concerning outstanding restricted stock unit awards for the Named Executive Officers as of December 31, 2019.

Outstanding Equity Awards at Fiscal Year-End - 2019
Stock Awards

Name	Year		Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Michael J. Renna	2019	(4)	—	—	39,435	1,300,562
	2019	(5)	16,900	557,369	—	—
	2018	(6)	—	—	40,653	1,340,744
	2018	(7)	11,615	383,075	—	—
	2017	(8)	—	—	32,283	1,064,710
	2017	(9)	4,611	152,080	—	—
Cielo Hernandez	2019	(4)	—	—	8,934	294,655
	2019	(5)	3,829	126,276	—	—
	2019	(11)	3,528	116,343	—	—
	2018	(6)	—	—	—	—
	2018	(7)	—	—	—	—
	2017	(8)	—	—	—	—
	2017	(9)	—	—	—	—
David Robbins Jr.	2019	(4)	—	—	11,246	370,902
	2019	(5)	4,819	158,929	—	—
	2018	(6)	—	—	9,276	305,907
	2018	(7)	2,649	87,377	—	—
	2018	(10)	543	17,901	—	—
	2017	(8)	—	—	7,840	258,555
	2017	(9)	1,121	36,968	—	—
Kathleen A. McEndy	2019	(4)	—	—	7,370	243,068
	2019	(5)	3,158	104,157	—	—
	2018	(6)	—	—	7,597	250,539
	2018	(7)	2,170	71,567	—	—
	2018	(10)	543	17,901	—	—
	2017	(8)	—	—	7,056	232,714
	2017	(9)	1,009	33,271	—	—
Melissa J. Orsen	2019	(4)	—	—	6,913	227,995
	2019	(5)	2,962	97,688	—	—
	2018	(6)	—	—	5,938	195,844
	2018	(7)	1,697	55,971	—	—
	2017	(8)	—	—	—	—
	2017	(9)	—	—	—	—
Kenneth A. Lynch	2019	(4)	—	—	—	—
	2019	(5)	—	—	—	—
	2018	(6)	—	—	2,627	86,631
	2018	(7)	—	—	—	—
	2017	(8)	—	—	4,403	145,216
	2017	(9)	—	—	—	—
(1)	Represents grants of time-based restricted stock units and accumulated dividend equivalent shares earned through December 31, 2019.
(2)	Market value of Company common stock at December 31, 2019 was $32.98.

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Executive Compensation Tables

(3)	Represents grants of performance-based restricted stock units at target performance and accumulated dividend equivalent shares earned through December 31, 2019. Actual awards could range from 50 percent to 200 percent of target performance, with 0 percent payout for below threshold performance.
(4)	These awards consist of performance-based restricted stock units that would vest in March 2022 if the performance criteria are satisfied. The number of shares is shown at target assuming the performance criteria are satisfied.
(5)	These awards consist of time-based restricted stock units. The awards will vest in three installments on April 22, 2020, January 1, 2021 and January 1, 2022.
(6)	These awards consist of performance-based restricted stock units that would vest in March 2021 if the performance criteria are satisfied. The number of shares is shown at target assuming the performance criteria are satisfied.
(7)	These awards consist of time-based restricted stock units. The first portion vested on March 1, 2019 and the remaining portions will vest on January 1, 2020 and January 1, 2021.
(8)	These awards consist of performance-based restricted stock units that would vest in March 2020 if the performance criteria are satisfied. The number of shares is shown at target assuming the performance criteria are satisfied.
(9)	These awards consist of time-based restricted stock units with a 1-year performance condition. The performance criteria has been satisfied, and the awards will vest in three equal installments with the first two portions having vested in March 2018 and January 2019, and the remaining portion to vest in January 2020.
(10)	These awards consist of time-based restricted stock units. The awards will vest in three equal installments with the first portion having vested on June 7, 2018, the second having vested on June 7, 2019 and the remaining portion to vest on June 7, 2020.
(11)	This award consists of time-based restricted stock units. The award will vest in two equal installments with the first portion to vest on January 14, 2020 and the remaining portion to vest on January 14, 2021.
(12)	Shares reflected in this table include accumulated dividend equivalent shares earned from grant through December 31, 2019.

Stock Vesting – 2019

The following table sets forth certain information concerning the vesting of restricted stock for the Company’s Named Executive Officers during the year ended December 31, 2019. No options are outstanding, and none were exercised by the NEOs during the year ended December 31, 2019. The number of shares acquired on vesting shown below includes accrued dividends on vested shares.

Stock Vested – 2019 Stock Awards

Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Michael J. Renna	38,408	1,139,299
Cielo Hernandez	0	0
David Robbins Jr.	10,332	308,026
Kathleen A. McEndy(3)	10,281	306,822
Melissa J. Orsen	818	24,205
Kenneth A. Lynch	8,427	251,353
(1)	This column represents the portion of the time-based restricted stock unit awards granted in 2016 that vested on January 1, 2019, the portion of the time-based restricted stock unit awards granted in 2017 that vested on January 1, 2019, the portion of the time-based restricted stock units granted in 2018 that vested on March 1, 2019, and the performance-based restricted stock unit awards granted in 2016 that vested on March 7, 2019 based on performance from 2016 to 2018. This column also includes the portion of the 2018 one-time recognition awards granted to Mr. Robbins and Ms. McEndy, that vested on June 7, 2019 and a prorated portion of time-based restricted stock unit awards granted in 2017 and 2018 that vested upon retirement on April 3, 2019 for Mr. Lynch.
(2)	The dollar value is calculated by multiplying the number of shares that vested by the market value of the Company’s common stock on the respective vesting date. The closing prices on the vesting dates of January 1, 2019, March 1, 2019, March 7, 2019, April 3, 2019 and June 7, 2019 were $27.80, $29.58, $30.42, $32.05 and $32.22, respectively. If the vesting date falls on a weekend or holiday, the closing price of the common stock as reported on the New York Stock Exchange on the business day immediately prior to that is used to calculate this dollar value.
(3)	For shares underlying equity awards that vested upon Ms. McEndy’s retirement in 2020, see Executive Compensation - Change in Control Agreements and Other Potential Post-Employment Payments.

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Executive Compensation Tables

Pension Benefits Table

Name	Plan Name (1) (2)	Number of Years Credited Service Under Plan at FAS Measurement Date	Present Value of Accumulated Benefit (3)	Payments During Last Fiscal Year
Michael J. Renna	Retirement Plan for Employees of SJI	21	$861,000	$0
	SJI Supplemental Executive Retirement Plan	22	$9,385,000	$0
Cielo Hernandez	Retirement Plan for Employees of SJI	N/A	N/A	N/A
	SJI Supplemental Executive Retirement Plan	N/A	N/A	N/A
David Robbins Jr.	Retirement Plan for Employees of SJI	23	$1,155,000	$0
	SJI Supplemental Executive Retirement Plan	24	$4,888,000	$0
Kathleen A. McEndy	Retirement Plan for Employees of SJI	N/A	N/A	N/A
	SJI Supplemental Executive Retirement Plan	10	$2,318,000	$0
Melissa J. Orsen	Retirement Plan for Employees of SJI	N/A	N/A	N/A
	SJI Supplemental Executive Retirement Plan	N/A	NA	NA
Kenneth A. Lynch	Retirement Plan for Employees of SJI	N/A	N/A	N/A
	SJI Supplemental Executive Retirement Plan	19	$3,462,000	$134,000
(1)	Employees who became an officer prior to April 30, 2016 will be eligible for the South Jersey Industries, Inc. Supplemental Executive Retirement Plan (the “SERP”) once they have attained age 50. A participant is eligible for a normal retirement benefit under the SERP after having attained age 60. We base the normal retirement benefit on two percent of the participant’s “final average compensation” multiplied by years of credited service (up to 30 years), plus an additional 5 percent of final average compensation. “Final average compensation” is the average of the participant’s base pay plus annual incentive award for the highest three years in the final six years of employment. A participant is eligible for an early retirement benefit under the SERP after having attained age 55. A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2 percent per year. The SERP benefit for officers hired on or after July 1, 2003 reflects a reduction for the annuity equivalent of the employer provided benefit under the Company’s 401(k) Plan. The SERP’s normal form of payment is a life annuity with six years guaranteed.
(2)	The Retirement Plan for Employees of South Jersey Industries, Inc. (the “Retirement Plan”) provides benefits to non-bargaining employees who were hired before July 1, 2003. Eligibility for the Retirement Plan for Employees of SJI began after one year of service. The plan defines Normal Retirement Age as age 65. A Participant is eligible for a non-reduced benefit under the Retirement Plan after having attained age 60 with 5 years of service. We base the normal retirement benefit on the sum of (a) the participant’s accrued benefit as of September 30, 1989 increased 5 percent per year thereafter, and (b) 1.00 percent of the participant’s “final average compensation” plus 0.35 percent of the participant’s final average compensation in excess of covered compensation, multiplied by years of credited service after September 30, 1989 (up to 35 years less credited service as of September 30, 1989). “Final average compensation” is the average of the participant’s base pay plus commissions for the highest three years of the final six years of employment immediately preceding retirement, as defined by the plan. A participant is eligible for an early retirement benefit under the Retirement Plan after having attained age 55 and completed five years of service. A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2 percent per year prior to age 60. The Retirement Plan’s normal form of payment is a life annuity with six years guaranteed.
(3)	We base present values for participants on a 3.49 percent discount rate and PRI-2012 base tables with MP-2019 generational projection scale (postretirement only), and no preretirement decrements. As previously disclosed, in 2018 South Jersey Industries attributed an additional three years of service and age under the SERP to Ms. McEndy and Mr. Lynch, resulting in an increase in the present value of accumulated benefit in 2019 in their SERPs of $569,000 and $1,270,000, respectively.

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Executive Compensation Tables

Nonqualified Deferred Compensation Table

The following table sets forth certain information regarding the Company’s Restricted Stock Deferral Plan and Non-Qualified Deferred Compensation Plan. The Restricted Stock Deferral Plan permits the deferral of fully vested restricted stock units earned by the Company’s NEOs pursuant to previously issued performance-based, restricted stock unit grants. The Company does not make contributions to the plan, and all earnings referenced in the table represent dividends paid on outstanding shares of common stock.

Beginning July 2017, the company implemented a Non-Qualified Deferred Compensation Plan which offers NEOs and other highly compensated employees the ability to defer pretax base compensation and AIP awards in excess of the maximum benefits that may be provided under the Saving Plan as a result of limits imposed by the Code. Generally, NEOs may elect to defer up to 75 percent of salary and up to 100 percent of AIP. Deferral elections are made annually by eligible participants in respect to compensation to be earned for the following year.

Name	Plan Name	Executive Contributions in Last FY($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals Distribution ($)	Aggregate Balance in Last FYE ($)
Michael J. Renna	Restricted Stock Deferral Plan
Non-Qualified Deferred Compensation plan
Cielo Hernandez	Restricted Stock Deferral Plan
Non-Qualified Deferred Compensation plan
David Robbins Jr.	Restricted Stock Deferral Plan				3,001	(1)	38,688	86,522	(2)
Non-Qualified Deferred Compensation plan
Kathleen A. McEndy(4)	Restricted Stock Deferral Plan
	Non-Qualified Deferred Compensation plan	119,228	(3)		20,111	(4)		299,184	(5)
Melissa J. Orsen	Restricted Stock Deferral Plan
Non-Qualified Deferred Compensation plan
Kenneth A. Lynch	Restricted Stock Deferral Plan
Non-Qualified Deferred Compensation plan
(1)	These amounts are not reported in the Summary Compensation Table as they represent dividends earned on the deferred common stock. Dividends are payable on all outstanding shares of the Company’s common stock.
(2)	The amounts for the aggregate balance in the Restricted Stock Deferral Plan represent the market value of vested shares of previously restricted stock deferred including dividend equivalents earned less any withdrawals by the NEOs calculated by multiplying the number of shares of deferred stock by the market value of the Company’s common stock as of December 31, 2019, which was $32.98. The Company has, in previous years, disclosed the issuance of the restricted shares as compensation in the Summary Compensation Table for such year.
(3)	Ms. McEndy earned an AIP award of $238,455 in fiscal year 2019, which was included in the amount disclosed in the Summary Compensation Table under Non-Equity Incentive Plan Compensation and elected to defer $119,227.50.
(4)	The amount reported in this column represents interest earned on the executive contributions and are not reported in the Summary Compensation Table.
(5)	The amounts for the aggregate balance in the Non-Qualified Deferred Compensation Plan represent balance of previously deferred salary and/or AIP including interest earned less any withdrawals by the NEOs.

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Executive Compensation Tables

Change in Control Agreements and Other Potential Post-Employment Payments

All Named Executive Officers are party to a Change in Control Agreement (“CIC Agreement”) that provides for severance benefits upon a qualifying termination following a change in control. A summary of the CIC Agreement terms are set below:

•	Severance is payable upon an involuntary termination without cause by the Company or resignation for good reason by the NEO within 1 year following a change in control. No severance is payable under the CIC agreement upon an involuntary termination without a change in control;
•	Severance equals two times (three times for the CEO) base salary and average annual incentive award for the three fiscal years immediately preceding the date of termination, along with the reimbursement of COBRA coverage costs for the applicable two-or three-year period, less the employee contribution rate;
•	NEOs are also entitled to receive a pro-rated annual incentive payment at target for the fiscal year in which the termination occurs; and
•	Accelerated vesting of all time-based equity awards and vesting of performance-based equity awards only to the extent provided in the award agreement evidencing the performance-based award.
•	In addition to the CIC Agreements, all Named Executive Officers participate in the South Jersey Industries, Inc. Officer Severance Plan effective January 1, 2013 (the “Officer Severance Plan”) that provides for the following benefits upon an involuntary termination without cause by the Company or resignation for good reason by the NEO, absent a change in control:
•	A lump sum cash payment equal to one time annual base salary;
•	A monthly reimbursement of the COBRA premium cost for the NEOs and their dependents (where applicable) for 24 months (36 months for the CEO), less the required employee contribution rate, provided that the NEOs are eligible for and timely elect COBRA continuation coverage; and
•	Accelerated vesting of all time-based equity awards while performance-based awards vest only to the extent provided in the award agreement evidencing the performance-based awards.

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Executive Compensation Tables

Below is an estimate of the amounts payable to each NEO assuming various termination of employment scenarios on December 31, 2019.

Termination

			Involuntary Termination/ Good Reason
	Retirement ($)	For Cause ($)	Following a CIC(1) ($)	Without a CIC(2) ($)	Death ($)	Disability ($)
Michael Renna
Cash Compensation(3)	0	0	5,402,767	795,758	817,594	817,594
Severance (Salary and Bonus)	0	0	4,545,494	765,000	0	0
Pro-rata Bonus	0	0	765,000	0	817,594	817,594
COBRA Reimbursements	0	0	92,273	30,758	0	0
Equity Compensation(5)	0	0	4,798,539	1,092,524	3,733,830	3,733,830
Performance-based Restricted Stock Units	0	0	3,706,015	0	2,641,306	2,641,306
Time-based Restricted Stock Units	0	0	1,092,524	1,092,524	1,092,524	1,092,524
Life Insurance Death Benefits(7)	0	0	0	0	1,530,000	0
Total Compensation	0	0	10,201,306	1,888,282	6,081,424	4,551,424
David Robbins
Cash Compensation(3)	334,679	0	1,687,715	423,458	334,679	334,679
Severance (Salary and Bonus)	0	0	1,351,800	392,700	0	0
Pro-rata Bonus	334,679	0	274,400	0	334,679	334,679
COBRA Reimbursements	0	0	61,515	30,758	0	0
Equity Compensation(5)	478,806	0	1,236,538	301,174	977,983	977,983
Performance-based Restricted Stock Units	327,273	0	935,364	0	676,809	676,809
Time-based Restricted Stock Units	151,533	0	301,174	301,174	301,174	301,174
Life Insurance Death Benefits(7)	0	0	0	0	785,400	0
Total Compensation	813,485	0	2,924,253	724,632	2,098,062	1,312,662
Cielo Hernandez
Cash Compensation(3)	0	0	1,538,273	418,137	258,570	258,570
Severance (Salary and Bonus)	0	0	1,248,000	390,000	0	0
Pro-rata Bonus	0	0	234,000	0	258,570	258,570
COBRA Reimbursements	0	0	56,273	28,137	0	0
Equity Compensation(5)	0	0	537,274	242,619	537,274	537,274
Performance-based Restricted Stock Units	0	0	294,655	0	294,655	294,655
Time-based Restricted Stock Units	0	0	242,619	242,619	242,619	242,619
Life Insurance Death Benefits	0	0	0	0	780,000	0
Total Compensation	0	0	2,075,547	660,756	1,575,844	795,844
Kathleen McEndy
Cash Compensation and Other Benefits(4)	450,399	0	0	0	0	0
Cash Lump Sum	378,500	0	0	0	0	0
Pro-rata Bonus	19,235	0	0	0	0	0
Property Transfers	45,164	0	0	0	0	0
Financial and Tax Prep Services	7,500	0	0	0	0	0
Equity Compensation(6)	260,942	0	0	0	0	0
Performance-based Restricted Stock Units	244,480	0	0	0	0	0
Time-based Restricted Stock Units	16,462	0	0	0	0	0
Life Insurance Death Benefits(7)	0	0	0	0	0	0
Total Compensation	711,341	0	0	0	0	0
Melissa Orsen
Cash Compensation(3)	0	0	1,445,000	355,000	237,495	237,495
Severance (Salary and Bonus)	0	0	1,232,000	355,000	0	0
Pro-rata Bonus	0	0	213,000	0	237,495	237,495
COBRA Reimbursements	0	0	0	n/a	0	0
Equity Compensation(5)	0	0	577,497	153,658	577,497	577,497
Performance-based Restricted Stock Units	0	0	423,839	0	423,839	423,839
Time-based Restricted Stock Units	0	0	153,658	153,658	153,658	153,658
Life Insurance Death Benefits	0	0	0	0	710,000	0
Total Compensation	0	0	2,022,497	508,658	1,524,992	814,992

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Executive Compensation Tables

			Involuntary Termination/ Good Reason
	Retirement ($)	For Cause ($)	Following a CIC(1) ($)	Without a CIC(2) ($)	Death ($)	Disability ($)
Kenneth Lynch
Cash Compensation and Other Benefits(4)	567,293	0	0	0	0	0
Cash Lump Sum	490,200	0	0	0	0	0
Pro-rata Bonus	45,152	0	0	0	0	0
Property Transfers	31,941	0	0	0	0	0
Financial and Tax Prep Services	0	0	0	0	0	0
Equity Compensation(6)	97,608	0	0	0	0	0
Performance-based Restricted Stock Units	84,188	0	0	0	0	0
Time-based Restricted Stock Units	13,420	0	0	0	0	0
Life Insurance Death Benefits(7)	0	0	0	0	0	0
Total Compensation	664,901	0	0	0	0	0
(1)	Amounts in this column represent the benefits the named executive officers would be entitled to receive in the event a transaction had occurred on December 31, 2019 that constituted a change in control (“CIC”) under the terms of the Officer ClC Agreements, 2015 Ominibus Equity Compensation Plan, equity award agreements, and other compensation plans.
(2)	Amounts in this column represent the benefits the named executive officers would be entitled to receive in the event of a qualifying termination under the terms of the Officer Severance Plan, the 2015 Omnibus Equity Compensation Plan, equity award agreements, and other compensation plans.
(3)	Amounts in this row represent cash payments for (a) lump sum severance, (b) pro-rated annual bonuses for the year of termination, and (c) COBRA reimbursements. Severance amounts in connection with a CIC are equal to three times (for Mr. Renna), and two-times (for other executives), the executive’s year end salary and average bonus paid for fiscal years 2016, 2017, and 2018; since Ms. Hernandez was hired in 2019, we used her target annual bonus to estimate her CIC severance. Severance amounts not in connection with a CIC are equal to one year of the executive’s year end salary. The pro-rated bonus amount in the CIC scenario is based on target performance results; in the retirement, death and disability scenarios, the bonus is based on actual performance through December 31, 2019. Assumes 36 months (for the CEO) and 24 months (for other executives) of COBRA reimbursements in the CIC Scenario; for involuntary terminations not in connection with a CIC assumes 12 months of COBRA reimbursements.
(4)	Amounts in this row represent the cash payments, pro-rated bonus, perquisites, and other property items paid in connection with the executive’s retirement from the Company as further described on pages 45 and 46.
(5)	Amounts in this row represent the value of accelerated or continued vesting of time and performance-based restricted stock units under the terms of the Officer CIC Agreements, Severance Plan, the 2015 Omnibus Equity Compensation Plan and equity award agreements. Awards, including accumulated dividend equivalent shares, have been valued using the closing sales price per share of the Company’s common stock on the NYSE on 12/31/2019 of $32.98. Values assume full vesting of all of the executive’s unvested time-based restricted stock units for involuntary/good reason terminations, and in the event of retirement, death and permanent disability. For performance-based restricted stock units, assumes full vesting at target performance levels for terminations in connection with a CIC and continued vesting in the retirement, death and permanent disability scenarios assuming no amounts would be earned for the 2017 awards and that the 2018 and 2019 grants will pay out at 100% of the target levels.
(6)	Amounts in this row represent the estimated value of accelerated or continued vesting of time and performance-based restricted stock units payable in connection with the executive’s retirement from the Company. Awards, including accumulated dividend equivalent shares, have been valued using the closing sales price per share of the Company’s common stock on the NYSE on the date of retirement from the Company, or $30.80 (as of 01/31/2020) for Ms. McEndy, and $32.05 (as of 04/01/2019) for Mr. Lynch. All unvested time-based restricted stock units vested in full on their respective termination dates and their performance-based restricted stock awards will remain outstanding and be settled at the end of the performance cycle. Assumes no amounts were earned for the 2017 performance-based awards and that the 2018 and 2019 grants will pay out at 100% of the target levels. PBRSUs can be earned from 50% of target shares granted if threshold performance is met and up to 200% of target shares granted if maximum performance is met. No shares are earned for performance below threshold performance level and any performance over the maximum will result in a 200% payout.
(7)	Reflects amounts payable through life insurance policies equal to 2 times the executive’s base salary.

54	| South Jersey Industries, Inc. - 2020 Proxy Statement

Executive Compensation Tables

Below is a description of the additional assumptions that were used in determining the payments in the tables above upon termination as of December 31, 2019:

Retirement

NEOs are entitled to pro-rated vesting of PBRSUs upon retirement, based on the applicable 3-year performance period and actual performance. NEOs are also entitled to pro-rated vesting of TBRSU awards upon retirement, based on the applicable 3-year vesting period and achievement of the performance conditions.

Change in Control (CIC)

A change in control generally means any of the following:

•	consummation of a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not own 50 percent or more of the shares of the surviving corporation;
•	sale or other disposition of substantially all of the assets of the Company;
•	election to the Board of Directors of SJI a new majority different from the current slate, unless each such new director stands for election as a management nominee and is elected by shareholders immediately prior to the election of any such new majority; or
•	the acquisition by any person(s) of 30 percent or more of the stock of SJI having general voting rights in the election of directors

Section 280G Modified Cutback

Termination Following a Change in Control (Good Reason or Without Cause) – The CIC Agreements include a modified cutback if any payments under the agreements (including any other agreements) would otherwise constitute a parachute payment under Section 280G of the Code so that the payments will be limited to the greater of (i) the dollar amount which can be paid to the NEO without triggering an excise tax under Section 4999 of the Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Code with respect to such parachute payments.

Equity Compensation

Retirement – NEOs are entitled to pro-rated vesting of PBRSUs upon retirement, based on the applicable 3-year performance period and actual performance. NEOs are also entitled to pro-rated vesting of TBRSU awards upon retirement, based on the applicable 3-year vesting period (and achievement of the performance conditions.

Change in Control – Upon a qualifying termination following a change in control, the award agreements currently provide that all unvested PBRSU awards that are outstanding vest and pay at target level performance. TBRSU awards that are outstanding will fully vest. A qualifying termination includes an involuntary termination without cause by the Company or a resignation for good reason by the NEO, each following a change in control.

Termination Without a Change in Control – Under the Officer Severance Plan, upon an NEO’s qualifying termination, TBRSU awards that are outstanding will fully vest. PBRSU awards that are outstanding are forfeited, in accordance with the terms of the award agreements. A qualifying termination includes an involuntary termination without cause for the Company or a resignation for good reason by the NEO, absent a change in control.

CEO Pay Ratio

The ratio of our CEO’s compensation to our median employee’s compensation was calculated as required by the SEC pursuant to Item 402(u) of Regulation S-K. We determined our median employee based on 2019 W-2 gross earnings for all individuals who were employed by the Company as of December 31, 2019, excluding our CEO. This included all full-time and part-time employees of the Company aside from the CEO. Compensation was annualized for employees hired or on leaves of absence during the year. Consistent with the applicable rules we used reasonable estimates in the methodology used to identify our median employee.

We calculated the median employee’s total 2019 compensation in the same way as calculated for our NEOs in the Summary Compensation Table included in this Proxy Statement. Calculated in this manner, our median employee compensation was $92,730. Our CEO’s total 2019 compensation, as set forth in the Summary Compensation Table was $6,346,963. Therefore, our CEO to median employee pay ratio was 68 to 1.

South Jersey Industries, Inc. - 2020 Proxy Statement |	55

Executive Compensation Tables

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2019 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, restricted stock units, options or other rights to acquire shares may be made from time to time.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted average exercise price of outstanding options, warrants and rights ($) (1)	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders (2)	720,043	—	1,370,001
Equity compensation plans not approved by security holders	—	—	—
Total 2015 Omnibus Equity Compensation Plan	720,043	—	1,370,001
(1)	Represents TBRSUs and PBRSUs issuable under outstanding awards pursuant to the 2015 Omnibus Equity Compensation Plan. The restricted stock units are issuable for no additional consideration, and therefore, the shares are not included in the calculation of the weighted average exercise price. The number of shares of common stock to be issued in respect of the PBRSUs has been calculated based on the assumption that the maximum levels of performance applicable to the PBRSUs will be achieved.
(2)	These plans include those used to make awards of TBRSUs and PBRSUs to the Company’s Officers and restricted stock to the Directors under the 2015 Omnibus Equity Compensation Plan.

56	| South Jersey Industries, Inc. - 2020 Proxy Statement

PROPOSAL 3   RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for recommending the appointment of the independent registered public accounting firm to the Board and is directly responsible for the compensation and oversight of the independent auditor. Annually, prior to making its recommendation, the Audit Committee considers the audit firm’s capabilities, effectiveness, industry experience, and use of technology and data analytics in its audits; knowledge of the Company including its personnel, processes, accounting systems and risk profile; tenure serving the Company; and independence, and other firms with comparable professional qualifications.

Deloitte & Touche LLP (“Deloitte”) is a top accounting firm with expertise in public utility accounting. Deloitte has been the Company’s, or its predecessor Company’s, auditor since 1948 giving it a unique understanding of Company’s businesses and personnel. The Audit Committee considered the impact of tenure on Deloitte’s independence and determined Deloitte remains independent as, among other factors, the lead engagement partner is required to rotate off the Company’s audit every 5 years. The current lead engagement partner will rotate off after the 2023 audit. Further, the Audit Committee pre-approves all audit and non-audit services and related compensation and monitors the potential impact on independence. Finally, the Company has a policy restricting hiring certain persons formerly associated with Deloitte into an accounting or financial reporting oversight role to help ensure Deloitte’s continuing independence.

During 2019, the audit services performed for the Company consisted of (1) audits of the Company’s and its subsidiaries’ financial statements and the effectiveness of the Company’s internal control over financial reporting, as required by the Sarbanes-Oxley Act of 2002, Section 404 and the preparation of reports based on such audits related to filings with the Securities and Exchange Commission; and (2) services performed in connection with financing transactions.

The Audit Committee evaluates the quality of Deloitte’s services annually, considering the quality of their audit services, industry knowledge from an audit and tax perspective, continued independence, information from PCAOB inspection reports, and the Audit Committee’s discussions with management about Deloitte’s performance.

After considering all factors, the Audit Committee and the Board believe that the continued retention of Deloitte to serve as the Company’s Independent Registered Public Accounting Firm for 2020 is in the best interest of the Company and its shareholders. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification because we value the views of our shareholders on the Company’s Independent Registered Public Accounting Firm. If our shareholders fail to ratify the selection of Deloitte, it will be considered notice to the Board and Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may select a different Independent Registered Public Accounting Firm at any time during the year if it determines such change would be in the best interests of the Company and our shareholders. Representatives of Deloitte will be at the meeting to respond to appropriate questions and make a statement if they wish.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the reappointment of Deloitte & Touche LLP, as the Independent Registered Public Accounting Firm.

South Jersey Industries, Inc. - 2020 Proxy Statement |	57

FINANCIAL

2019 Annual Report and Financial Information

A copy of the Company’s 2019 Annual Report accompanies this Proxy Statement. The 2019 Annual Report is not proxy-soliciting material or a communication by which any solicitation is made.

Upon written request of any person who on the Record Date for the Annual Meeting was a record owner of the Common Stock, or who represents in good faith that he or she was on that date a beneficial owner of such stock and is entitled to vote at the Annual Meeting, the Company will send to that person, without charge, a copy of its 2019 Annual Report. Requests for this report should be directed to Edythe Nipper, Corporate Secretary, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

By Order of the Board of Directors,

Corporate Secretary
March 13, 2020

58	| South Jersey Industries, Inc. - 2020 Proxy Statement

Annex A – Non-GAAP Measures

Annex A – Non-GAAP Measures

We define Economic Earnings as: Income from continuing operations, (i) less the change in unrealized gains and plus the change in unrealized losses on all derivative transactions; (ii) less realized gains and plus realized losses on inventory injection hedges, which relate to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal; and (iii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI's operations could be difficult or potentially confusing. With respect to part (iii) of the definition, several items are excluded from Economic Earnings, including impairment charges, the impact of pricing disputes with third parties, costs to acquire ETG and ELK, costs to prepare to exit the Transaction Services Agreement (TSA), costs incurred and gains recognized on the sale of assets, customer credits related to the acquisition of ETG and ELK, Employee Retirement Incentive Program (ERIP) costs, severance and other employee separation costs and the impact of Tax Reform. See (A)-(H) in the table below.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, contractual arrangements and other events that management believes make period to period comparisons of SJI's operations difficult or potentially confusing. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the nonderivative portion of the transaction.

The following table presents a reconciliation of our income and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):

	2019	2018	2017
Income (Loss) from Continuing Operations	$77,189	$17,903	$(3,404)
Minus/Plus:
Unrealized Mark-to-Market (Gains) Losses on Derivatives	14,546	(35,846)	14,226
Realized Losses on Inventory Injection Hedges	—	—	332
Loss on Property, Plant and Equipment (A)	10,745	105,280	91,299
Net Losses from Legal Proceedings (B)	2,336	5,910	56,075
Acquisition/Sale Costs (C)	3,468	34,674	19,564
Customer Credits (D)	—	15,333	—
ERIP and OPEB (E)	—	6,733	—
Other (F)	4,179	—	2,227
Income Taxes (G)	(9,423)	(33,753)	(70,834)
Additional Tax Adjustments (H)	—	—	(11,420)
Economic Earnings	$103,040	$116,234	$98,065
Earnings (Loss) per Share from Continuing Operations	$0.84	$0.21	$(0.04)
Minus/Plus:
Unrealized Mark-to-Market (Gains) Losses on Derivatives	0.16	(0.42)	0.18
Realized Losses on Inventory Injection Hedges	—	—	—
Loss on Property, Plant and Equipment (A)	0.12	1.24	1.14
Net Losses from Legal Proceedings (B)	0.02	0.07	0.70
Acquisition/Sale Costs (C)	0.04	0.41	0.25
Customer Credits (D)	—	0.18	—
ERIP and OPEB (E)	—	0.08	—
Other (F)	0.04	—	0.03
Income Taxes (G)	(0.10)	(0.39)	(0.89)
Additional Tax Adjustments (H)	—	—	(0.14)
Economic Earnings per Share	$1.12	$1.38	$1.23
(A)	Represents impairment charges taken as follows: in 2019 on solar generating facilities along with the agreement to sell MTF and ACB, which were both driven by the expected purchase prices being less than the carrying value of the assets; in 2018 on solar generating facilities, which was also primarily driven by the purchase price in the agreement to sell solar assets being less than the carrying amount of the assets, along with LFGTE assets, which was primarily driven by the remaining carrying value of these assets no longer being recoverable; and in 2017 on solar generating facilities, LFGTE long-lived assets, LFGTE assets customer relationships, and goodwill.

South Jersey Industries, Inc. - 2020 Proxy Statement |	59

(B)	Represents net losses from three separate legal proceedings: (a) charges in 2017, 2018 and 2019, including interest, legal fees and the realized difference in the market value of the commodity (including financial hedges) resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014; (b) a charge in 2017, including legal fees, resulting from a settlement with a counterparty over a dispute related to a three-year capacity management contract; and (C) a gain taken in 2017 resulting from a favorable FERC decision, including interest, over a tariff rate dispute with a counterparty, whereby SJI contended that the counterparty was overcharging for storage demand charges over a ten-year period.
(C)	Represents costs incurred on the agreement to acquire the assets of ETG and ELK, including legal, consulting and other professional fees, and costs incurred to exit the TSA. Also included here are costs incurred on the sale of solar and the retail gas business of SJE, partially offset by gains recorded on the sale of solar assets and sales of certain SREC’s.
(D)	Represents credits to ETG and ELK customers that were required as part of the Acquisition.
(E)	Represents costs incurred on the Company’s ERIP as well as the benefit of amending the Company’s OPEB.
(F)	Represents severance and other employee separation costs taken in 2019. Included in this amount in 2017 are amendments made to an existing interest rate derivative linked to unrealized losses previously recorded in AOCL
(G)	Determined using a combined average statutory tax rate of approximately 26%, 25% and 39% for 2019, 2018 and 2017, respectively.
(H)	Represents one-time tax adjustments, most notably for Tax Reform.

60	| South Jersey Industries, Inc. - 2020 Proxy Statement

OUR MISSION is to provide safe, reliable, affordable energy services, ensuring the safety of our employees, customers and the communities we serve while also delivering value for our shareholders.

SJI

Please note the meeting location!

Directions to The Westin Mount Laurel
for the Annual Meeting of Shareholders

The Westin Mount Laurel, The Grand Ballroom,
555 Fellowship Road, Mount Laurel, New Jersey 08054

Time:	9:00 a.m. - meeting begins 10:00 a.m. - meeting adjourns

Admission to the Meeting:

Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives and guests of SJI. Guests of shareholders will not be admitted unless they are also shareholders as of the Record Date. If you plan to attend the meeting in person, you will need an admission ticket and a valid government issued photo ID to enter the meeting. For shareholders of record, an admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, please bring your account statement as that will serve as your ticket.

Although we intend to hold our annual meeting in person, we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to attend our annual meeting in person, we encourage you to attend online at www.virtualshareholdermeeting.com/SJI2020. If you attend online, you will be able to vote your shares and submit questions by following the instructions on the website. We reserve the right to convert to a virtual only meeting format should meeting in person become unsafe as a result of COVID-19. If we convert to a virtual only online meeting we will post a notification at sjindustries.com as soon as possible.

Use of cameras, recording devices, computers, and other electronic devices, such as smartphones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting. Photographs taken by South Jersey Industries at the 2020 Annual Shareholders’ Meeting may be used by South Jersey Industries. By attending the 2020 Annual Shareholders’ Meeting, you will be agreeing to South Jersey Industries’ use of those photographs and waive any claim or rights with respect to those photographs and their use.

From East

Follow the Atlantic City Expressway West to Exit 31, New Jersey 73 toward Winslow/Blue Anchor. Merge onto NJ 73 North. Go through one roundabout. Turn right onto Fellowship Road. The hotel entrance is on the left.

From West

Follow New Jersey 73 South toward the New Jersey Turnpike/Marlton/Berlin. Turn right onto Fellowship Road. The hotel entrance is on the left.

From Philadelphia Airport

Proceed on PA-291 East toward Valley Forge. Continue on PA-291/Penrose Avenue. Merge onto Penrose Avenue. Take I-76 East toward Walt Whitman Bridge. Take Exit 1B to I-295 North toward Trenton/New Jersey Turnpike. Continue on Trenton/New Jersey Turnpike and take RT 73 South. Turn right onto Fellowship Road. The hotel entrance is on the left.

From Delaware (South)

Follow Interstate 295, which becomes the New Jersey Turnpike. Take Exit 4, New Jersey 73 toward Camden / Philadelphia. Merge onto NJ 73 North. Turn right onto Fellowship Road. The hotel entrance is on the left.

From North

Follow the New Jersey Turnpike South to Exit 4, New Jersey 73. Turn right onto NJ 73 North. Turn right onto Fellowship Road. The hotel entrance is on the left.

SJI

1 South Jersey Plaza
Folsom, NJ 08037
609.561.9000
sjindustries.com

SOUTH JERSEY INDUSTRIES, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions. For common shares, vote by 11:59 P.M ET on April 23, 2020. For 401(k) Plan shares, vote by 11:59 P.M. on April 21, 2020. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SJI2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. For common shares, vote by 11:59 P.M. ET on April 23, 2020. For 401(k) Plan shares, vote by 11:59 P.M ET on April 21, 2020. Have your proxy card in hand when you call and then following the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E99623-P33436 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOUTH JERSEY INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

		For	Against	Abstain
1.	To elect ten Directors (term expiring 2021). **Nominees:**			
1a.	Sarah M. Barpoulis	☐	☐	☐
1b.	Keith S. Campbell	☐	☐	☐
1c.	Victor A. Fortkiewicz	☐	☐	☐
1d.	Sheila Hartnett-Devlin, CFA	☐	☐	☐
1e.	G. Edison Holland, Jr.	☐	☐	☐
1f.	Sunita Holzer	☐	☐	☐
1g.	Kevin M. O'Dowd	☐	☐	☐
1h.	Michael J. Renna	☐	☐	☐
1i.	Joseph M. Rigby	☐	☐	☐
1j.	Frank L. Sims	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Admission Ticket

2020 Annual Meeting
Friday, April 24, 2020 at 9:00 AM Eastern Time
The Westin Mount Laurel
The Grand Ballroom, 555 Fellowship Road, Mount Laurel, New Jersey 08054

The top portion of this proxy card is your admission ticket for entry into the Annual Meeting of Shareholders.

DIRECTIONS TO THE WESTIN MOUNT LAUREL

E99624-P33436

SOUTH JERSEY INDUSTRIES, INC.
Annual Meeting of Shareholders
April 24, 2020 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael J. Renna and Edythe Nipper, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SOUTH JERSEY INDUSTRIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Time, on Friday, April 24, 2020, at The Westin Mount Laurel, The Grand Ballroom, 555 Fellowship Road, Mount Laurel, New Jersey 08054, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side